Exhibit 4

ABER

The 2007
Aber Diamond Corporation
Annual Report

They say you have to take the
rough with the smooth.

This strikes us as an ideal arrangement.

Aber Diamond Corporation is one of the world’s leading suppliers of rough diamonds. We market them through sales conducted in Belgium, Israel and India, and use our strong relationships with the trade to secure premium diamonds for Harry Winston, Inc.

At Harry Winston, the tradition of creating exquisite bespoke jewelry and artfully complex timepieces lives on. Our salons provide a level of gracious service that makes buying from Harry Winston almost as delightful as wearing something from Harry Winston.

2	5	6	8	11	12

Bringing It	Clearly Harry	Committed	Letter to	Board of	Review of
to the Table	Winston	to Clarity	Shareholders	Directors	Financials

ABER DIAMOND CORPORATION IS A PREMIER SPECIALIST DIAMOND COMPANY FOCUSING ON THE MINING AND RETAIL SEGMENTS OF THE DIAMOND INDUSTRY.
The Company supplies rough diamonds to the global market through its ownership of a 40% interest in the Diavik Diamond Mine, located in Canada’s Northwest Territories. At the other end of the diamond industry, Aber owns Harry Winston Inc., the world’s premier diamond jewelry and watch retailer.

Utilizing its unique position in the industry, Aber is able to leverage its supply of rough diamonds to secure reliable sources for the high-quality polished diamonds required by Harry Winston. By linking the production and retailing of diamonds, Aber benefits from the market synergy created between rough diamond producer, polished diamond buyer, and retailer of diamond jewelry.

ANNUAL REPORT 2007    1

Clearly,

in every negotiation,
it’s about what you bring to the table.

ROUGH DIAMOND MARKET DYNAMICS

(in billions of United States dollars)
Source: WWW International
Diamond Consultants Ltd., 2006

MARKET INTELLIGENCE. In the current diamond market, the demand for quality rough stones continues to exceed the supply. Many established mines, formerly reliable providers, are nearing the end of their productive life, and no new significant sources of supply are on the horizon. Aber, still an early-stage producer, is uniquely positioned to capitalize on this market reality.

Moreover, the insights we gain as a retailer help us set and secure the best prices for our rough stones, enhancing the profitability of our mining interest. Being one of the world’s leading suppliers enables us to use our strong customer relationships to secure the best quality polished stones for Harry Winston. This arrangement gives Harry Winston a competitive advantage that is difficult to match, and demonstrates how our entry into the luxury diamond sector is benefiting both our mining and retail arms.

.........................

Demand for quality rough
diamonds is driven by the

US $60 BILLION

diamond jewelry market. Currently,
the largest consumers of diamond
jewelry are the United States and
Japan; however, demand in the
emerging markets of China and
India is growing. Increasing demand
in the face of decreasing supply has
led to higher prices for rough –
a trend that is expected to continue.

.........................

2    ANNUAL REPORT 2007

ABER

$165.7 *million*

TOTAL GROSS MARGIN FROM MINING OPERATIONS
(in United States dollars)
(fiscal 2007)

Above left: Classic diamond wreath necklace; rough stones varying from three to five carats.

Above right: Aerial photograph by Jiri Hermann courtesy of the Diavik Diamond Mine.

3.9

million

ROUGH DIAMONDS RECOVERED

Aber’s 40% share of Diavik production

(calendar year)

.........................

ROUGH DIAMOND SALES

(in millions of United States dollars)
(fiscal year)

A RELIABLE SOURCE. Aber’s principal asset is its 40% share of the Diavik Diamond Mine in Canada’s Northwest Territories. Four diamond-bearing kimberlite pipes provide the mine’s resource base. To strengthen its position as a leading diamond supplier, Aber also pursues opportunities with potential diamond sources around the world.

In calendar 2006, the second phase of underground development at Diavik was approved. Starting in late calendar 2008, underground production will supplement the mine’s open pit production. Working multiple faces at Diavik should provide a smoother production profile.

ROUGH DIAMOND SALES. Aber’s history has been marked by firsts, including the opening of North America’s first diamond sorting facility. Managed by industry veterans, the facility specializes in putting together assortments tailored to meet our customers’ needs. Our customer-focused sales philosophy highlights how Aber has become a reliable source of innovation as well as rough diamonds.

Aber releases diamonds to the open market through sales conducted by its offices in Belgium, Israel and India. In fiscal 2007, Aber held 10 rough sales for a total revenue of $332.6 million.

Vintage Sapphire and
Diamond Earrings

Vintage pieces and new designs inspired
by the Harry Winston archives burnish
the reputation of the brand.

ANNUAL REPORT 2007    3

ABER

$107.6 *million*

TOTAL GROSS MARGIN
FROM RETAIL OPERATIONS
(in United States dollars)
(fiscal 2007)

Aber acquired the remaining minority interest of Harry Winston on September 29, 2006.

HARRY WINSTON

Above right: Classic Winston emerald-cut diamond ring; rough stones varying from three to five carats.
Above left: Newly opened Harry Winston salon – Dallas,Texas.

GEOGRAPHIC DISTRIBUTION OF SALES

(in millions of United States dollars)
(fiscal 2007)

THE WORLD WANTS MORE HARRY WINSTON. Since 2004, Harry Winston has grown significantly by selectively expanding its network from six salons to thirteen. Great care has gone into the choice of each location, and into the design and construction of each salon. In fiscal 2007, Harry Winston opened stores in London, England; Dallas, Texas; and a second store in Tokyo, in the Omotesando district. At least three additional stores are scheduled to open in fiscal 2008: Chicago, Illinois; Beijing, China; and a specialty boutique in Tokyo’s Roppongi district, which will be the first Harry Winston location to specialize in men’s jewelry and timepieces. Also during fiscal 2008, Harry Winston will relocate its Osaka boutique to a flagship salon in the Shinsaibashi district.

In addition, Harry Winston’s exceptional timepieces are distributed worldwide through an exclusive wholesale network of approximately 150 retail locations.

4    ANNUAL REPORT 2007

Success
in life comes from being yourself. Of course,
it helps if you’re Harry Winston.

A NAME THAT MEANS LUXURY. According to the World Wealth Report (10th edition) published by Capgemini and Merrill Lynch, the global population of high net worth individuals is growing steadily and their overall wealth is also increasing, going from $16.6 trillion in 1996 to $33.3 trillion in 2005. One of the distinguishing features of this group, many of whom are baby boomers now in their peak luxury purchasing years, is a desire for brands that deliver a unique experience along with exceptional quality. No luxury diamond retailer is better positioned to meet this need than Harry Winston. Through luxurious interiors, consultative selling by seasoned experts, and customized offerings, the company delivers an unparalleled retail experience.

The value of the Harry Winston brand was highlighted recently in a survey conducted by the Luxury Institute LLC, which assessed high net worth individuals’ opinions of 23 luxury jewelers. In the Institute’s 2006 survey, for the second consecutive year, Harry Winston was named “the leading luxury jewelry brand.” Winston jewelry was identified as “the most worthy” of a premium price. Harry Winston’s standing in this survey demonstrates how the company has been able to build on a famous legacy by creating beautiful jewelry and a retail experience that connects with today’s luxury consumers.

The Premier Excenter Biretro

Technology meets fine jewelry in a unique

timepiece set with 154 diamonds. The automatic

movement visible from the back of the case

powers two retrograde dials, one for seconds

and one for days of the week.

WE START WITH EXQUISITE, AND MOVE UP FROM THERE. An unwavering commitment to craftsmanship, an unrivalled talent for discovering the potential of every gem and an unsurpassed passion for creating beautiful diamond jewelry.

Whether it is a jewel from a signature collection, a unique, bespoke creation or one of our rare timepieces, every piece from the House of Harry Winston embodies both a rich tradition and a timeless elegance. In a market-place increasingly beset by commoditization, Harry Winston continues to set the standard for true luxury.

47.6%

FISCAL 2007 RETAIL GROSS MARGIN

.........................

TARGET:

50%+

ANNUAL REPORT 2007    5

ABER

Financial Highlights

.........................

We’ve always been
committed to absolute
clarity
(as well as cut, carat and colour).

(i)Cash earnings per share is not a recognized measure under Canadian GAAP and does not have a standardized meaning prescribed by Canadian GAAP and is therefore unlikely to be comparable to similar measures presented by other issuers. Cash earnings per share is earnings before non-cash income tax expense, non-cash foreign exchange gain (loss), and depreciation and amortization on a per share basis. See “Non-Canadian GAAP Performance Measures” in the Company’s Management’s Discussion and Analysis for the three and twelve months ended January 31, 2007, for a reconciliation of earnings to cash earnings.

6    ANNUAL REPORT 2007

ON SEPTEMBER 29, 2006, Aber clearly established itself as the world’s premier publicly traded diamond company having acquired 100% ownership of Harry Winston. Aber made its initial acquisition of a 51% share in April 2004, and since that time Harry Winston sales have risen from US $129 million,* in fiscal 2004 for the 12 months ended January 31, 2004, to $226.2 million in fiscal 2007. This remarkable achievement is a testament to the underlying strength of the Harry Winston brand and to the benefits of bringing the knowledge and experience of the two most profitable segments of the diamond pipeline, mining and retailing, together.

$54.2	$164.0	$280.9	$501.7
million	million	million	million

CASH AND CASH EQUIVALENTS	WORKING CAPITAL	TOTAL LONG-TERM DEBT	SHAREHOLDERS’ EQUITY
(in United States dollars)	(in United States dollars)	(in United States dollars)	(in United States dollars)
(as at Jan. 31, 2007)	(as at Jan. 31, 2007)	(as at Jan. 31, 2007)	(as at Jan. 31, 2007)

* Unaudited

ANNUAL REPORT 2007    7

ABER

Letter to Shareholders

.........................

BY CONCLUDING ITS PURCHASE OF 100% OF HARRY WINSTON, THE ICONIC AMERICAN JEWELRY BRAND, ABER HAS BROUGHT THE KNOWLEDGE BASES OF THE TWO MOST IMPORTANT ENDS OF THE DIAMOND SPECTRUM TOGETHER IN ONE DIAMOND COMPANY THAT DELIVERS IMPROVED MARGINS BOTH IN ROUGH DIAMOND SALES FROM THE MINE AND POLISHED DIAMOND PURCHASES FOR THE JEWELER. KNOWLEDGE IS THE KEY TO TRADING EFFICIENTLY IN SUCH A COMPLEX COMMODITY. ABER AND HARRY WINSTON HAVE CREATED THAT KNOWLEDGE BASE.

8    ANNUAL REPORT 2007

ABER

.........................

Our forty percent interest in

the Diavik Diamond Mine

delivered a record

3.9 MILLION

carats of rough diamond

production last calendar year, which

was sorted in Canada and India

into thousands of different technical

classes before being aggregated

into more than fifty different

sales categories.

.........................

Aber has brought the knowledge bases of the
two most important ends of the diamond spectrum
together in one diamond company.

.........................

On one level, diamonds are one of the world’s simplest commodities in that they fulfill only one purpose, which is to make the jewelry that serves as the world’s most fundamental emotional currency. On another level though, they are the most complex commodity. The mining and marketing of diamonds is the liberation, classification and sale of individual mineral specimens which represent the highest raw material value of any natural substance. Small inaccuracies of classification, or pricing, can result in large value losses. Technical skill and market knowledge are therefore fundamental to optimizing value.

Our 40% interest in the Diavik Diamond Mine delivered a record 3.9 million carats of rough diamond production last calendar year, which was sorted in Canada and India into thousands of different technical classes before being aggregated into more than 50 different sales categories. These sales assortments are specifically tailored to the shifting demands of the various polishing companies in India and Israel that are our customers for the mine product. Our sales assortments are applauded by our customers for their consistency and accuracy. Aber’s core customers for rough diamonds are also core suppliers to Harry Winston of the high-quality polished diamonds demanded by its international clientele. This has allowed the jeweler to grow its sales to $226 million last year at an underlying gross margin of 51% compared to $129 million at a gross margin of 45% prior to our purchase of this prestigious brand.

From the miner’s point of view, the year has been one of adjustments in the rough diamond markets. The average price of the Diavik production has remained relatively steady although this conceals some big price changes in individual sales assortments. In general terms, better quality large and small diamonds have performed well on the back of robust demand from the luxury brand jewelers and watchmakers while cheaper “commercial” goods have been more difficult to sell. This reflects the overhang of polished diamonds resulting from the sell-down of the De Beers stockpile two years ago.

From the retailer’s viewpoint, the top-quality polished stones that comprise Harry Winston jewelry, although in generous supply early in the year, became much tighter later. This has led to significant price increases in these items and an upward adjustment in the value of HarryWinston’s inventory for example.

Through new designs, revitalized advertising, focused marketing and a broadening of its customer base, Harry Winston has strengthened its position at the summit of the consumer pyramid. Harry Winston guards its stewardship as the world’s premier luxury diamond jewelry brand. Through quality product, a refined environment and superior customer service, we are committed to offering our clients the ultimate luxury shopping experience.

ANNUAL REPORT 2007    9

ABER	Letter to Shareholders

We anticipate expansion of both sides of our existing
businesses over the coming year while we actively
seek accretive business opportunities wherever our unique
combined knowledge base can bring added value.

.........................

With 100% ownership we have accelerated our growth plans at Harry Winston. During the year we opened a flagship store in London, England; a smaller boutique store in Omotesando, Tokyo, Japan; as well as our first store in Dallas, Texas. Our retail network is now 13 stores compared to the six stores prior to our acquisition and we are committed to continuing this expansion over the next several years.

Looking to the future, the global mine supply of rough diamonds is not expected to grow appreciably over the next 10 years while demand increases on the back of global economic expansion, especially in the high growth areas of India and China. For the first time since the discovery of the first non-alluvial diamond deposit, in what became The Kimberly District of South Africa in 1867, the diamond industry faces a prolonged supply shortage. With Aber and Harry Winston we have created a unique business proposition well placed to benefit from the dynamics that will continue to change the diamond industry. We anticipate expansion of both sides of our existing businesses over the coming year while we actively seek accretive business opportunities wherever our unique combined knowledge base can bring added value.

Robert A. Gannicott	Thomas J. O’Neill
Chairman & Chief Executive Officer	President

10    ANNUAL REPORT 2007

ABER

Board of Directors

.........................

REFLECTING ABER’S UNIQUE POSITION IN THE DIAMOND INDUSTRY, our Board brings a mix of mining and luxury retail expertise to the task of guiding and overseeing the operations of the world’s premier specialist diamond company.

ROBERT A. GANNICOTT

Chairman of the Board &
Chief Executive Officer

Director since June 1992

Robert Gannicott brings over 35 years’ experience in the mining industry to the Board. Mr. Gannicott has been a director of Aber Diamond Corporation since the Company’s inception in 1992. He was appointed President & CEO in September 1999, and Chairman & CEO in July 2004. A geologist, Mr. Gannicott has worked extensively in the Northwest Territories and Greenland.

LARS-ERIC JOHANSSON

Lead Director of the Board

Director since June 2003

Lars-Eric Johansson brings over 30 years of international mining and financial expertise to the Board, which he joined in June 2003. In April 2006, Mr. Johansson retired from his position as Executive Vice President and CFO of Kinross Gold Corporation. He previously held the same positions at Noranda Inc., Falconbridge Limited and Boliden Mineral AB and has been directly involved in numerous transactions and financing activities for large-scale mining projects.

LYNDON LEA

Managing Partner, Lion Capital LLP

Director since December 2004

Lyndon Lea contributes considerable financing and consumer products expertise. He is the Managing Partner of Lion Capital LLP, a leading private equity firm specializing in transactions in the consumer sectors. Among the prominent transactions that he has recently led are the purchases of Jimmy Choo, Weetabix and champagne makers G.H. Mumm and Perrier Jouet.

LAURENT E. MOMMEJA

President, Castille Investissements

Director since June 2004

Laurent Mommeja has extensive marketing experience in the luxury goods industry. He is President of Castille Investissements, a subsidiary of Hermès International, in charge of the development of the Art de la Table (Hermès Tableware, Puiforcat Silversmith and Saint Louis Crystal). Mr. Mommeja was previously the Europe and Middle East Director of Hermès International. He has been employed by Hermès for the last 25 years, of which 14 years were spent in the US where his last assignment was President and CEO of Hermès Paris Inc., the US subsidiary of Hermès International.

THOMAS J. O’NEILL

President, Aber Diamond Corporation

Chief Executive Officer, Harry Winston Inc.

Director since July 2002

Thomas O’Neill brings to the Board his extensive knowledge and experience in the North American and international diamond jewelry and luxury goods industries. A director of Aber since 2002, Mr. O’Neill was appointed President of Aber and CEO of Harry Winston in April 2004. Earlier in his career he served as President Worldwide of Burberry Group, President and CEO of the LVMH (Louis Vuitton Moet Hennessy) Fashion Group in the Americas, President and CEO of the LVMH Jewelry Division and Executive Vice President of Tiffany & Co.

J. ROGER B. PHILLIMORE

Corporate Director

Director since November 1994

Roger Phillimore brings considerable expertise in natural resources to the Board. For 20 years up to 1993, he was employed by Anglo American, including 11 years as an executive director of Minorco S.A. He is Deputy Chairman of Lonmin plc, a London-listed platinum mining company.

JOHN M.WILLSON

Corporate Director

Director since January 2005

John Willson has considerable executive experience in the mining industry. In April 2000, Mr. Willson retired from his position as President and CEO of Placer Dome Inc. He is former CEO of Pegasus Gold Inc., and former CEO of Western Canada Steel Ltd. He was Vice President, Northern Group of Cominco Ltd. from 1981 to 1984 and has extensive experience in northern mine development and operations.

ANNUAL REPORT 2007    11

ABER

13
Highlights
14
Management’s Discussion and Analysis
29
Management’s Responsibility for Financial Information
30
Shareholders’Auditors’ Report
31
Report on Internal Control over Financial Reporting

Review of Financials

32
Consolidated Financial Statements
35
Notes to Consolidated Financial Statements
54
Diavik Diamond Mine Mineral Reserve and Mineral Resource Statement
55
Senior Officers and Management
55
HarryWinston Locations
56
Shareholder Information

12    ANNUAL REPORT 2007

Highlights

.........................

(All figures are in United States dollars unless otherwise indicated)

Aber’s net earnings for the fiscal year ended January 31, 2007 were $104.3 million with earnings per share of $1.79 (cash earnings per share of $3.18(i)) as compared to net earnings of $81.3 million and earnings per share of $1.40 (cash earnings per share of $3.57(i)) for the prior year. The Company’s sales for the year increased by 11% to $558.8 million compared to $505.2 million for the prior year.

On September 29, 2006, Aber acquired the balance of Harry Winston for $157.2 million, giving it 100% ownership.  Sales from the retail segment for the year were 18% higher than the prior year.  Earnings from retail operations were $2.3 million, as compared to $11.8 million for the prior year, and were impacted by certain costs specifically attributable to the Harry Winston purchase.

Sales from the mining segment increased by 6% compared to the prior year.  Earnings from mining operations totalled $144.5 million compared to $163.9 million for the prior year.  Earnings were negatively impacted by additional costs incurred during the year due to the early closure of the winter road in early 2006.

Aber’s share of diamonds recovered from the Diavik Mine was 3.9 million carats for the twelve months ended December 31, 2006, compared to 3.3 million carats for the twelve months ended December 31, 2005. Underground mining is currently anticipated to begin in calendar 2008, which will bring underground reserves into the production schedule.

As a result of the acquisition of the balance of Harry Winston, working capital decreased to $164.0 million at January 31, 2007 from $285.7 million at January 31, 2006.

The Company has declared a quarterly dividend of $0.25 per share to be paid on April 19, 2007 to shareholders of record on April 10, 2007.

(i)Cash earnings per share is not a recognized measure under Canadian GAAP and does not have a standardized meaning prescribed by Canadian GAAP and is therefore unlikely to be comparable to similar measures presented by other issuers. Cash earnings per share is earnings before non-cash income tax expense, non-cash foreign exchange gain (loss), and depreciation and amortization on a per share basis. See “Non-Canadian GAAP Performance Measures” in the Company’s management’s discussion and analysis for the three and twelve months ended January 31, 2007, for a reconciliation of earnings to cash earnings.

ANNUAL REPORT 2007    13

ABER

Management’s Discussion and Analysis

.........................

Prepared as of April 17, 2007 (all figures are in United States dollars unless otherwise indicated)

The following is management’s discussion and analysis (“MD&A”) of the results of operations for Aber Diamond Corporation (“Aber”, or the “Company”) for the fiscal year ended January 31, 2007, and its financial position as at January 31, 2007. This MD&A is based on the Company’s consolidated financial statements prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) and should be read in conjunction with the consolidated financial statements and notes thereto. Note 21 of the financial statements includes a reconciliation of Canadian GAAP net income to net income determined under generally accepted accounting principles in the United States (“US GAAP”). Unless otherwise specified, all financial information is presented in United States dollars. Unless otherwise indicated, all references to “year” refer to the fiscal year of Aber ended January 31.

The following MD&A makes reference to certain non-GAAP measures such as cash earnings and cash earnings per share to assist in assessing the Company’s financial performance. Non-GAAP measures do not have any standard meaning prescribed by Canadian GAAP and are therefore unlikely to be comparable to similar measures presented by other issuers. See “Non-GAAP Performance Measures”.

Certain comparative figures have been reclassified to the current year’s presentation.

Caution Regarding Forward-Looking Information

Certain information included in this MD&A may constitute forward-looking information within the meaning of securities laws. In some cases, forward-looking information can be identified by the use of terms such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts. Forward-looking information may relate to management’s future outlook and anticipated events or results, and may include statements or information regarding projected capital expenditure requirements, estimated production from the Diavik Mine in 2007, plans, timelines and targets for construction, mining, development, production and exploration activities at the Diavik Mine, future mining and processing at the Diavik Mine, the Diavik Mine’s water licence renewal, the number of expected rough diamond sales, projected sales growth and new store openings at Harry Winston, expected gross margin and expense trends in the retail segment, expected diamond prices and expectations concerning the diamond industry.

Forward-looking information is based on certain factors and assumptions regarding, among other things, mining, production, construction and exploration activities at the Diavik Mine, world economic conditions, the level of worldwide diamond production, the receipt of necessary regulatory permits, the expected sales mix at Harry Winston, expected salon openings and potential improvements in sourcing and purchasing polished diamonds. Specifically, in making statements concerning Aber’s projected share of the Diavik Mine capital expenditure requirements, Aber has used a Canadian/US dollar exchange rate of $0.88, and has assumed that construction will continue on schedule with respect to the A-418 dike and with respect to current underground mining construction initiatives. In making statements regarding estimated production at the Diavik Mine, future mining activity and mine plans and future rough diamond sales, Aber has assumed that mining operations and exploration activities will proceed in the ordinary course according to schedule and that the Diavik Mine’s water licence will be renewed on expected terms and conditions. With respect to statements concerning sales growth and new store openings at Harry Winston, as well as expected gross margin rates and expense trends, Aber has assumed that current world economic conditions will not materially change or deteriorate, and that Harry Winston will be able to realize improvements in sourcing and purchasing of inventory. While Aber considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect.

Forward-looking information is subject to certain factors, including risks and uncertainties, which could cause actual results to differ materially from what we currently expect. These factors include, among other things, the uncertain nature of mining activities, risks associated with joint venture operations, risks associated with the remote location of the Diavik Mine site, risks associated with regulatory requirements, fluctuations in diamond prices and changes in world economic conditions, the risk of fluctuations in the Canadian/US dollar exchange rate, risks relating to the Company’s salon expansion strategy and the risks of competition in the luxury jewelry segment. Please see page 25 of this Annual Report, as well as Aber’s current Annual Information Form, available at www. sedar.com, for a discussion of these and other risks and uncertainties involved in Aber’s operations.

You should not place undue importance on forward-looking information and should not rely upon this information as of any other date. While Aber may elect to, it is under no obligation and does not undertake to update this information at any particular time, except as required by law.

Summary Discussion

Aber Diamond Corporation is a specialist diamond company focusing on the mining and retail segments of the diamond industry. The Company supplies rough diamonds to the global market from production received from its 40% ownership interest in the Diavik Diamond Mine (the “Diavik Mine”), located off Lac de Gras in Canada’s Northwest Territories. Aber also owns a 100% interest in Harry Winston Inc. (“Harry Winston”), the premier fine jewelry and watch retailer. Aber’s mission is to deliver shareholder value through the enhanced earning power and longevity of the Diavik Mine asset as the cornerstone of a profitable synergy with the Harry Winston brand. In a changing diamond market-place, Aber has charted a unique course to continue to build shareholder value.

The Company’s most significant asset is a 40% interest in the Diavik group of mineral claims. The Diavik Joint Venture (the “Joint Venture”) is an unincorporated joint arrangement between Diavik Diamond Mines Inc. (“DDMI” – 60%) and Aber Diamond Mines Ltd. (40%) where Aber owns an undivided 40% interest in the assets, liabilities and expenses. DDMI is the operator of the Diavik Mine. Both companies are headquartered in Yellowknife, Canada. DDMI is a wholly owned subsidiary of Rio Tinto plc of London, England, and Aber Diamond Mines Ltd. is a wholly owned subsidiary of Aber Diamond Corporation of Toronto, Canada.

14    ANNUAL REPORT 2007

Management’s Discussion and Analysis ABER

Market Commentary

The Diamond Market

Rough diamond prices weakened slightly throughout fiscal 2007 for all but the highest quality diamonds, bringing prices to more normalized levels following unusually large price increases throughout fiscal 2006. The trend for higher prices on the larger, better-quality white goods continued as demand remains undersupplied.

A steady supply of polished diamonds resulted in more stable prices, creating a more favourable business environment for jewelry manufacturers. A firm holiday season in the US coupled with continuing strong demand from the Indian and Chinese retail sectors gave a boost to the polished market as the year closed and helped to alleviate a temporary oversupply of polished diamonds. This positive movement, combined with an anticipated shortage of rough, has led to increased demand and higher prices in early calendar 2007, bringing renewed momentum to the diamond market.

The Retail Jewelry Market

During the year, the broader jewelry market recovered from the softness exhibited in the first quarter of the year. In the fourth quarter, both the broader jewelry market and the luxury segment of the market performed well, benefiting from strong holiday sales.

Consolidated Financial Results

The following is a summary of the Company’s consolidated quarterly results for the eight quarters ended January 31, 2007 following the basis of presentation utilized in its Canadian GAAP financial statements:

(expressed in thousands of United States dollars, except per share amounts and where otherwise noted) (quarterly results are unaudited)								Unaudited		Audited

	2007	2007	2007	2007	2006	2006	2006	2006	2007	2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Total	Total

Sales	$154,328	$145,232	$139,962	$119,271	$125,891	$153,512	$115,699	$110,132	$558,793	$505,234
Cost of sales	78,559	74,636	68,458	63,845	52,782	57,641	53,065	59,119	285,498	222,607
	75,769	70,596	71,504	55,426	73,109	95,871	62,634	51,013	273,295	282,627
Selling, general and administrative expenses	38,590	33,480	27,171	27,295	36,654	24,189	22,711	23,394	126,536	106,948
Earnings from operations	37,179	37,116	44,333	28,131	36,455	71,682	39,923	27,619	146,759	175,679
Interest and financing expenses	(6,441)	(5,570)	(4,805)	(4,334)	(4,511)	(3,353)	(3,668)	(3,401)	(21,150)	(14,933)
Other income (expense)	(111)	1,764	1,805	1,623	1,767	795	885	886	5,081	4,333
Foreign exchange gain (loss)	9,831	(1,560)	2,619	(2,106)	(5,392)	(4,184)	(2,263)	496	8,784	(11,343)
Earnings before income taxes	40,458	31,750	43,952	23,314	28,319	64,940	34,877	25,600	139,474	153,736
Income taxes	13,169	13,005	9,692	(1,036)	10,534	30,775	15,400	12,412	34,830	69,121
Earnings before minority interest	27,289	18,745	34,260	24,350	17,785	34,165	19,477	13,188	104,644	84,615
Minority interest	(5)	(86)	(5)	471	2,876	423	457	(394)	375	3,362
Earnings	$27,294	$18,831	$34,265	$23,879	$14,909	$33,742	$19,020	$13,582	$104,269	$81,253
Basic earnings per share	$0.47	$0.32	$0.59	$0.41	$0.26	$0.58	$0.33	$0.23	$1.79	$1.40
Diluted earnings per share	$0.46	$0.32	$0.58	$0.40	$0.27	$0.57	$0.32	$0.23	$1.76	$1.39
Cash dividends declared per share	$0.25	$0.25	$0.25	$0.25	$0.25	$0.25	$0.25	$0.15	$1.00	$0.90
Total assets (i)	$1,288	$1,246	$1,116	$1,111	$1,044	$1,016	$928	$936	$1,288	$1,044
Total long-term liabilities (i)	$536	$530	$460	$460	$434	$421	$378	$390	$536	$434

(i)Total assets and total long-term liabilities are expressed in millions of United States dollars.

The comparability of quarter-over-quarter results is impacted by seasonality for both the mining and retail segments. Aber expects that the quarterly results for its mining segment will continue to fluctuate depending on the seasonality of production at the Diavik Mine, the number of sales events conducted during the quarter, and the volume, size and quality distribution of rough diamonds delivered from the Diavik Mine in each quarter. The quarterly results for the retail segment are also seasonal, with generally higher sales during the fourth quarter due to the holiday season.

ANNUAL REPORT 2007    15

ABER Management’s Discussion and Analysis

Year Ended January 31, 2007
Compared to Year Ended January 31, 2006

Net Earnings

Aber’s net earnings for the twelve months ended January 31, 2007 totalled $104.3 million or $1.79 per share (cash earnings per share of $3.18), compared to net earnings of $81.3 million or $1.40 per share (cash earnings per share of $3.57) for the prior year. During the twelve months ended January 31, 2007, the Company recorded a future income tax recovery of $17.0 million or $0.29 per share as a result of the decrease in Northwest Territories and federal corporate income tax rates and the elimination of federal surtax.

Revenue

Aber recorded sales for the fiscal year ended January 31, 2007 of $558.8 million compared to sales of $505.2 million for the prior year ended January 31, 2006. Rough diamond sales accounted for $332.6 million of these sales compared to $314.1 million for the prior year. The Company completed ten rough diamond sales during the fiscal year, consistent with the prior year. Harry Winston sales of $226.2 million accounted for the balance, compared to $191.2 million for the prior year.

Cost of Sales

The Company recorded cost of sales of $285.5 million during the fiscal year compared to $222.6 million during the prior year. The Company’s cost of sales includes cash and non-cash costs associated with mining, sorting and retail activities. See “Segmented Analysis” on page 18 for additional information.

Selling, General and Administrative Expenses

The principal components of selling, general and administrative (“SG&A”) expenses include expenses for salaries and benefits (including salon personnel), advertising, professional fees, rent and building related costs. With the growth of the Company’s international selling activities and the underlying control infrastructure, along with the expansion of its retail salons, total SG&A expenses during the fiscal year increased relative to the prior year, a trend that is expected to continue as the Company expands its network of retail salons.

Aber incurred SG&A expenses of $126.5 million for the fiscal year, compared to $106.9 million incurred for the prior fiscal year. Included in SG&A expenses for the twelve months ended January 31, 2007 are $21.2 million for the mining segment as compared to $21.1 million for the prior fiscal year, and $105.3 million for the retail segment as compared to $85.8 million for the prior year.

The increase of $19.6 million in SG&A expenses from the prior year included an increase of $8.7 million in salaries and benefits, resulting primarily from deferred compensation expense of $6.3 million triggered by the acquisition of the remaining portion of Harry Winston, as well as the hiring of new salon personnel in connection with the opening of three new salons during the fiscal year. Also included was an increase of $7.2 million in advertising and selling expenses and $3.7 million in rent and building related expenses, primarily related to the Harry Winston growth strategy, $2.7 million in other expenses, and an increase of $1.7 million in professional fees. These increases were offset by a reversal in 2007 of a 2006 $2.2 million specific provision against accounts receivable.

Income Taxes

Aber recorded a tax expense of $34.8 million during the twelve months ended January 31, 2007, compared to $69.1 million during the twelve months ended January 31, 2006. The Company’s effective income tax rate for the fiscal year ended January 31, 2007, excluding Harry Winston, is 25%, which is based on a statutory income tax rate of 37% adjusted for Large Corporations Tax, the Northwest Territories mining royalty, items that are not deductible for income tax purposes, impact of foreign exchange, impact of changes in future income tax rates, and earnings subject to tax different than the statutory rate. During the current fiscal year, Aber recorded a future tax recovery of $17.0 million as a result of the decrease in Northwest Territories and federal corporate income tax rates and the elimination of federal surtax. The weakening of the Canadian dollar versus the US dollar from January 31, 2006 to January 31, 2007 resulted in an unrealized foreign exchange gain of $7.3 million on the revaluation of the Canadian dollar denominated future income tax liability. This unrealized foreign exchange gain is not taxable for Canadian income tax purposes, which contributed to the decrease in the effective tax rate in the current fiscal year.

The rate of income tax payable by Harry Winston varies by jurisdiction. Net operating losses are available in certain jurisdictions to offset future income taxes payable in such jurisdictions. The net operating losses are scheduled to expire through 2027.

The Company has provided a table below summarizing the movement from the statutory to the effective income tax rate as a percentage of earnings before taxes:

	Year ended	Year ended
	January 31,	January 31,
	2007	2006

Statutory income tax rate	37%	40%
Large Corporations Tax	0%	1%
Stock compensation	1%	1%
Resource allowance	0%	(1)%
Northwest Territories mining royalty	9%	10%
Impact of foreign exchange	(3)%	2%
Impact of changes in future income tax rates	(12)%	0%
Earnings subject to tax different than statutory rate	(5)%	(5)%
Benefits of losses not previously recognized	0%	(2)%
Other items	(2)%	(1)%
Effective income tax rate	25%	45%

Interest and Financing Expenses

Interest and financing expenses of $21.2 million were incurred during the fiscal year compared to $14.9 million for the prior year. The increase in interest and financing expenses is due to a combination of higher debt levels at Harry Winston to finance increased inventory levels, an increased drawdown of Aber’s expanded credit facility related to the Harry Winston acquisition, and higher interest rates.

16    ANNUAL REPORT 2007

Management’s Discussion and Analysis ABER

Other Income

Other income of $5.1 million was recorded during the fiscal year compared to $4.3 million from the prior year. Other income includes interest earned on the Company’s various bank accounts net of a write-off on an investment.

Foreign Exchange Gain (Loss)

A foreign exchange gain of $8.8 million was recognized during the fiscal year compared with a loss of $11.3 million recognized during the prior year. The gain primarily related to the revaluation of the Canadian dollar denominated future income tax liability on the balance sheet of the Company as the result of the weakening of the Canadian dollar against the US dollar at year end. Aber’s ongoing currency exposure relates primarily to expenses and obligations incurred in Canadian dollars, as well as the revaluation of certain Canadian monetary balance sheet amounts. The Company does not currently have any derivative instruments outstanding.

Three Months Ended January 31, 2007
Compared to Three Months Ended January 31, 2006

Net Earnings

The fourth quarter earnings of $27.3 million or $0.47 per share represent an increase of $12.4 million or $0.21 per share as compared to the results from the fourth quarter of the prior year. The Company’s cash earnings per share for the fourth quarter was $0.77 compared to $0.66 in the fourth quarter of the prior year.

Revenue

Sales for the fourth quarter totalled $154.3 million, consisting of rough diamond sales of $81.0 million and sales from Harry Winston of $73.3 million. This compares to sales of $125.9 million in the comparable quarter of the prior year (rough diamond sales of $62.5 million and sales from Harry Winston of $63.4 million). The Company held three rough diamond sales in the fourth quarter compared to two in the comparable quarter of the prior year. Ongoing quarterly variations in revenues are inherent in Aber’s business, resulting from the seasonality of the mining and retail activities as well as from the variability of the rough diamond sales schedule.

Cost of Sales

The Company’s fourth quarter cost of sales was $78.6 million compared to $52.8 million for the comparable quarter of the prior year. The Company’s cost of sales includes cash and non-cash costs associated with mining, sorting and retail sales activities. See “Segmented Analysis” on page 18 for additional information.

Selling, General and Administrative Expenses

The principal components of SG&A expenses include expenses for salaries and benefits (including salon personnel), advertising, professional fees, rent and building related costs. With the growth of the Company’s international selling activities and the underlying control infrastructure, along with the expansion of its retail salons, total SG&A expenses have increased marginally over the comparable period of the prior year.

SG&A expenses for the fourth quarter were $38.6 million as compared to $36.7 million for the comparable quarter of the prior year.

The increase of $1.9 million from the fourth quarter of the prior year included an increase of $2.5 million in advertising and selling expenses and an increase of $1.1 million in rent and building related expenses, primarily related to the Harry Winston growth strategy, an increase of $0.7 million in professional fees and an increase of $0.5 million in other expenses. The increases were partially offset by a decrease of $0.4 million in capital tax and a decrease of $0.3 million in salaries and benefits. The fourth quarter of fiscal 2006 included a specific provision against accounts receivable of $2.2 million. See “Segmented Analysis” on page 18 for additional information.

Income Taxes

Aber recorded a tax expense of $13.2 million during the fourth quarter compared to $10.5 million in the comparable quarter of the prior year. The Company’s effective income tax rate for the quarter, excluding Harry Winston, is 31%, which is based on a statutory income tax rate of 37% adjusted for Large Corporations Tax, the Northwest Territories mining royalty, items that are not deductible for income tax purposes, impact of foreign exchange, and earnings subject to tax different than the statutory rate, all as detailed in the table below.

The Company’s functional and reporting currency is US dollars; however, the calculation of income tax expense is based on income in the currency of the country of origin. As such, the Company is continually subject to foreign exchange fluctuations, particularly as the Canadian dollar moves against the US dollar. During the fourth quarter, as the Canadian dollar weakened against the US dollar, the Company recorded an unrealized foreign exchange gain of $10.2 million on the revaluation of the Canadian dollar denominated future income tax liability, which is not taxable for Canadian income tax purposes.

The rate of income tax payable by Harry Winston varies by jurisdiction. Net operating losses are available in certain jurisdictions to offset future income taxes payable in such jurisdictions. The net operating losses are scheduled to expire through 2027.

The Company has provided a table below summarizing the movement from the statutory to the effective income tax rate as a percentage of earnings before taxes:

	Three months	Three months
	ended January 31,	ended January 31,
	2007	2006

Statutory income tax rate	37%	40%
Large Corporations Tax	0%	(1) %
Stock compensation	2%	3%
Northwest Territories mining royalty	10%	11%
Impact of foreign exchange	(11) %	3%
Earnings subject to tax different than statutory rate	(5) %	(5) %
Benefits of losses not previously recognized	0%	(10) %
Other items	0%	(4) %
Effective income tax rate	33%	37%

ANNUAL REPORT 2007    17

ABER Management’s Discussion and Analysis

Interest and Financing Expenses

Interest and financing expenses of $6.4 million were incurred during the fourth quarter compared to $4.5 million during the comparable quarter of the prior year. The increase in interest and financing expenses is due to a combination of higher debt levels at Harry Winston to finance increased inventory levels, an increased drawdown of Aber’s expanded credit facility related to the Harry Winston acquisition, and higher interest rates.

Other Income (Expense)

Other expense of $0.1 million was recorded during the quarter compared to other income of $1.8 million in the comparable quarter of the prior year. Other expense included a write-off of $0.9 million on an investment net of interest income on the Company’s various bank balances.

Foreign Exchange Gain (Loss)

A foreign exchange gain of $9.8 million was recognized during the quarter compared to a loss of $5.4 million in the comparable quarter of the prior year. The gain primarily related to the revaluation of the Canadian dollar denominated future income tax liability on the balance sheet of the Company, which resulted from the weakening of the Canadian dollar against the US dollar at quarter end. Aber’s ongoing currency exposure relates primarily to expenses and obligations incurred in Canadian dollars, as well as to the revaluation of certain Canadian monetary balance sheet amounts. The Company does not currently have any derivative instruments outstanding.

Segmented Analysis

The operating segments of the Company include mining and retail segments.

Mining (expressed in thousands of United States dollars) (quarterly results are unaudited)								Unaudited		Audited
	2007	2007	2007	2007	2006	2006	2006	2006	2007	2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Total	Total

Sales	$81,035	$90,754	$91,476	$69,308	$62,528	$112,243	$70,795	$68,507	$332,573	$314,073
Cost of sales	39,413	45,461	43,256	38,749	22,780	38,929	29,759	37,593	166,879	129,061
	41,622	45,293	48,220	30,559	39,748	73,314	41,036	30,914	165,694	185,012
Selling, general and administrative expenses	7,397	4,665	4,373	4,787	8,221	4,809	3,991	4,108	21,222	21,129
Earnings from operations	$34,225	$40,628	$43,847	$25,772	$31,527	$68,505	$37,045	$26,806	$144,472	$163,883

The mining segment includes the production and sale of rough diamonds.

Sales for the quarter totalled $81.0 million compared to $62.5 million in the comparable quarter of the prior year. The Company held three rough diamond sales in the fourth quarter compared to two in the comparable quarter of the prior year. Aber expects that the quarterly results for its mining segment will continue to fluctuate depending on the seasonality of production at the Diavik Mine, the number of sales events conducted during the quarter, and the volume, size and quality distribution of rough diamonds delivered from the Diavik Mine in each quarter.

Cost of sales includes cash operating costs of $24.9 million, non-cash operating costs of $12.9 million and private production royalties of $1.6 million. A substantial portion of cost of sales is mining operating costs, which are incurred at the Joint Venture level. Cost of sales also includes sorting costs, which consist of Aber’s cost of handling and sorting product in preparation for sales to third parties. Non-cash costs include amortization and depreciation, the majority of which is recorded using the unit-of-production method over estimated proven and probable reserves. Private production royalties are recorded based on actual production during each accounting period.

The fourth quarter gross margin was 51% compared to 64% in the comparable quarter of the prior year. The mining gross margin is anticipated to fluctuate between quarters, resulting from variations in the specific mix of product sold during each quarter. Additionally, the current quarter was negatively impacted by higher costs incurred as a result of the early closure of the 2006 winter road.

SG&A expenses for the mining segment have decreased by $0.8 million from the comparable quarter of prior year. The decrease in SG&A expenses resulted from a decrease of $0.6 million in salaries and benefits, primarily related to lower bonus remuneration and stock-based compensation costs, a decrease of $0.4 million in capital tax expense and a decrease of $0.3 million in other expenses, offset by an increase in professional fees of $0.3 million and an increase in building related expenses of $0.2 million.

18    ANNUAL REPORT 2007

Management’s Discussion and Analysis ABER

Retail (expressed in thousands of United States dollars) (quarterly results are unaudited)								Unaudited		Audited

	2007	2007	2007	2007	2006	2006	2006	2006	2007	2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Total	Total

Sales	$73,293	$54,478	$48,486	$49,963	$63,363	$41,269	$44,904	$41,625	$226,220	$191,161
Cost of sales	39,146	29,175	25,202	25,096	30,002	18,712	23,306	21,526	118,619	93,546
	34,147	25,303	23,284	24,867	33,361	22,557	21,598	20,099	107,601	97,615
Selling, general and administrative expenses	31,193	28,815	22,798	22,508	28,433	19,380	18,720	19,286	105,314	85,819
Earnings (loss) from operations	$2,954	$(3,512)	$486	$2,359	$4,928	$3,177	$2,878	$813	$2,287	$11,796

The retail segment includes sales from Harry Winston’s 13 salons, which are located in New York, Honolulu, Bal Harbour, Beverly Hills, Las Vegas, Dallas, Paris, London, Geneva, Tokyo (Ginza and Omotesando), Osaka and Taipei. Aber now owns 100% of Harry Winston after acquiring the remaining 47.17% on September 29, 2006.

Sales for the fourth quarter were $73.3 million compared to $63.4 million for the comparable quarter of the prior year. The 16% increase in Harry Winston sales relative to the same quarter of the prior year is primarily attributed to the opening of three new salons, being Omotesando, London and Dallas, an improved merchandising mix and the continued strength of the luxury goods sector.

Cost of sales for Harry Winston for the fourth quarter was $39.1 million compared to $30.0 million for the comparable quarter of the prior year. The gross margin percentage for the year was influenced by the sale of certain inventory that was on hand at the date of acquisition of Harry Winston by Aber and was sold at a lower margin than normal. Adjusting for the impact of this pre-acquisition inventory, gross margin as a percentage of sales for the fourth quarter would have been approximately 5% higher.

With the expansion of the new international salon activity consistent with the retail growth strategy, SG&A expenses increased to $31.2 million in the fourth quarter as compared to $28.4 million in the comparable quarter of the prior year. This increase was primarily due to an increase in advertising and selling expenses of $2.5 million, an increase in other expenses of $0.9 million, an increase in rent and building related expenses of $0.9 million, an increase in salaries and benefits of $0.4 million, and an increase in professional fees of $0.3 million. The fourth quarter of fiscal 2006 included a specific provision against accounts receivable of $2.2 million.

Operational Update

Aber’s results of operations include results from its mining operations and results from Harry Winston.

Mining Segment

Annual production reached a record 9.8 million carats for the calendar year ended December 31, 2006. This represents an increase of 18% over the prior year and was due to operational efficiencies in both the mine and processing plant as well as higher grade ore throughput for part of the year. The increase in diamond production was achieved despite a shortened winter road shipping season in early 2006.

During the fourth calendar quarter of 2006, the Diavik Mine produced 2.50 million carats from 0.51 million tonnes of higher grade ore sourced from both the A-154 South (80%) and A-154 North (20%) kimberlite pipes.

Overburden removal from the A-418 open pit has commenced. Kimberlite production from this pit, originally scheduled for calendar year 2008, is now expected to begin in late 2007.

The feasibility study for the underground mining of the Diavik Mine orebodies is nearing completion. Mining tests using continuous mining equipment were successfully completed in A-418 while the production scale headings continued to advance to the A-154 South and North sections of the underground development. A separate decline to extract a bulk sample from the A-21 pipe has reached the kimberlite. The sample is expected to be mined and processed by mid-May. This in turn is expected to allow the adoption of a new mine plan incorporating A-21 and the underground mining of the other pipes by July 2007.

The Diavik Mine continues to work with the Wek’eezhii Land and Water Board as part of the process leading to renewal of its water licence, currently expected by late summer 2007.

ANNUAL REPORT 2007    19

ABER Management’s Discussion and Analysis

Aber’s 40% Share of Diavik Mine Production

	Three months	Three months	Twelve months	Twelve months
	ended	ended	ended	ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Diamonds recovered (000s carats)	997	732	3,931	3,309
Grade (carats/tonne)	4.91	3.68	4.21	3.72
Operating costs, cash ($millions)	26.1	20.8	97.2	76.6
Operating costs per carat, cash ($)	26	28	25	23

Cash operating costs for the three months ended December 31, 2006 of $26.1 million increased by $5.3 million from the comparable period of the prior year, of which approximately $4.9 million was attributable to an increase in costs due in part to the early closure of the 2006 winter road.

For the twelve months ended December 31, 2006, cash operating costs of $97.2 million increased by $20.6 million from the prior year, of which $16.2 million was attributed to an increase in costs due in part to the early closure of the 2006 winter road, with the balance largely attributable to the strengthening of the Canadian dollar against the US dollar during this period.

Retail Segment

Harry Winston once again performed well during the fourth quarter with robust revenue growth over the comparable quarter of the prior year and strong underlying gross margins. Strong holiday sales in traditional Harry Winston products as well as new collections introduced in the current year were both major contributors to the results.

For the fiscal year, Harry Winston met underlying targets, posting strong double-digit growth in sales and maintaining healthy gross margins. Sales in Harry Winston’s core markets of the US and Far East continued to perform well, with the stores opened late in fiscal 2006 contributing to the strong results.

A refined marketing effort that focused more heavily on the traditional Harry Winston product mix and the exclusivity of the brand proved successful in attracting Harry Winston’s customers. New salon openings in fiscal 2007 included London, Tokyo and Dallas. All new salons boasted Harry Winston’s new salon concept, launched with the renovated Beverly Hills store in fiscal 2006 and based on the designs of Thierry Despont. The concept creates an elegant setting for Harry Winston jewelry and watches that provides a luxury-focused atmosphere for customers and reinforces Harry Winston’s exclusivity.

Liquidity and Capital Resources

Working Capital

Working capital decreased to $164.0 million at January 31, 2007 from $285.7 million at January 31, 2006. As at January 31, 2007, Aber had unrestricted cash and cash equivalents of $54.2 million and contingency cash collateral and reserves of $51.4 million compared to $148.1 million and $14.3 million, respectively, at January 31, 2006. Included in unrestricted cash and cash equivalents at January 31, 2007 was $30.8 million held at the Diavik Mine compared to $10.5 million at January 31, 2006. On September 29, 2006, the Company acquired the remaining portion of Harry Winston for a purchase price of $157.2 million, of which $57.2 million was financed by cash from operations.

Cash Flow from Operations

For the year ended January 31, 2007, Aber generated $177.6 million in cash from operations, compared to $161.8 million in the prior year. Ongoing quarterly variations in revenues and operating cash flows are inherent in Aber’s business, resulting from the seasonality of the mining and retail activities as well as the rough diamond sales schedule. During the fiscal year, the Company purchased $53.8 million of inventory, increased accounts payable and accrued liabilities by $36.2 million, decreased prepaid expenses by $6.2 million and decreased accounts receivable by $1.1 million.

20    ANNUAL REPORT 2007

Management’s Discussion and Analysis ABER

Financing Activities

During the current year, Aber amended its existing credit facility to include a new senior secured term loan of $100.0 million. The entire amount of the new term loan was used to finance the acquisition of the remaining portion of Harry Winston. During the fiscal year, the Company made mandatory repayments of $20.0 million on its $100.0 million senior secured term facility, $25.0 million on the $100.0 million new senior secured term loan used for the Harry Winston acquisition and $12.5 million on its $75.0 million senior secured revolving credit facility. At January 31, 2007, the Company had $95.6 million outstanding on its senior secured term facilities and $62.5 million outstanding on its senior secured revolving credit facility.

As at January 31, 2007, Harry Winston had $114.8 million outstanding on its $154.0 million credit facilities, which is used to fund salon inventory and capital expenditure requirements. This represents an increase of $52.3 million from the amount outstanding at January 31, 2006.

At January 31, 2007, $18.4 million, $5.8 million and $5.6 million was drawn under the Company’s revolving financing facilities relating to its Belgian subsidiary, Aber International N.V., its Japanese subsidiary, Harry Winston Japan K.K., and its Israeli subsidiary, Aber Diamond Israel 2006 Ltd., respectively. At January 31, 2006, $4.8 million and $5.1 million was drawn under the Aber International N.V. and Harry Winston Japan K.K. facilities, respectively.

During the fiscal year, the Company made dividend payments of $58.3 million or $1.00 per share to its shareholders.

Investing Activities

In September, the Company acquired the remaining 47.17% of Harry Winston that it did not previously own from the minority shareholders for $157.2 million, of which $100.0 million was financed from a new senior secured term loan and $57.2 million was paid from cash on hand.

Included in deferred mineral property costs are purchases of $16.8 million during the fiscal year. The Company also purchased capital assets of $119.9 million, of which $100.3 million were purchased for the mining segment and $19.6 million for Harry Winston.

Contractual Obligations

The Company has contractual payment obligations with respect to long-term debt and, through its participation in the Joint Venture, future site restoration costs at the Diavik Mine level. Additionally, at the Joint Venture level, contractual obligations exist with respect to operating purchase obligations, as administered by DDMI, the operator of the mine. In order to maintain its 40% ownership interest in the Diavik Mine, the Company is obligated to fund 40% of the Joint Venture’s total expenditures on a monthly basis. Aber’s currently estimated share of the capital expenditures, which are not reflected in the table below, including sustaining capital for the calendar years 2007 to 2011, is approximately $64.6 million at a budgeted Canadian exchange rate of $0.88.

The most significant contractual obligations for the ensuing five-year period can be summarized as follows:

Contractual Obligations		Less than	Year	Year	After
(expressed in thousands of United States dollars)	Total	1 year	2–3	4–5	5 years
Long-term debt (a) (b)	$280,880	$95,434	$178,900	$1,143	$5,403
Environmental and participation agreements incremental commitments (c)	37,844	8,496	13,254	2,719	13,375
Operating lease obligations (d)	103,737	12,488	25,125	18,564	47,559
Capital lease obligations (e)	1,299	421	843	35	–
Total contractual obligations	$423,760	$116,839	$218,122	$22,462	$66,337

(a)   Long-term debt presented in the foregoing table includes current and long-term portions. The Company may at any time prepay, in whole or in part, borrowings under both the original $100.0 million term facility and the $75.0 million revolving facility, in minimum amounts of $5.0 million. Scheduled repayment of the original term facility is over ten equal consecutive semi-annual installments of $10.0 million that commenced on June 15, 2004. The scheduled repayment of the new $100.0 million senior secured term loan that was used to finance the acquisition of the balance of Harry Winston is over four equal consecutive semi-annual installments of $25.0 million and commenced on December 15, 2006. The maximum amount permitted to be drawn under the senior secured revolving facility is reduced by $12.5 million semi-annually, commencing September 2006. The Company’s first mortgage on real property has scheduled principal payments of $0.1 million quarterly, and may be prepaid after 2009.

Harry Winston’s $130.0 million credit facility expires on March 31, 2008, with no scheduled repayments required before that date. On November 1, 2006, Harry Winston amended the credit agreement to provide for a temporary increase in the facility of $10.0 million. The additional facility expires on April 30, 2007. Also included in long-term debt of Harry Winston is a secured credit arrangement for $14.0 million. This credit facility is being used to finance the construction of a new watch factory in Geneva, Switzerland. The bank has a secured interest in the factory building.

(b)   Interest on long-term debt is calculated at various fixed and floating rates. On an annualized basis, interest payments are approximated to be $20.8 million.

ANNUAL REPORT 2007    21

ABER Management’s Discussion and Analysis

(c)    The Joint Venture, under environmental and other agreements, must provide funding for the Environmental Monitoring Advisory Board. These agreements also state the Joint Venture must provide security deposits for the performance by the Joint Venture of its reclamation and abandonment obligations under all environmental laws and regulations. The Joint Venture has fulfilled its obligations for the security deposits by posting letters of credit of which Aber’s share as at January 31, 2007 was $44.0 million. The requirement to post security for the reclamation and abandonment obligations may be reduced to the extent of amounts spent by the Joint Venture on those activities. The Joint Venture has also signed participation agreements with various native groups. These agreements are expected to contribute to the social, economic and cultural well-being of area Aboriginal bands. The letter of credit in the amount of $44.0 million satisfies that part of the respective contractual obligations included in the table above. The actual cash outlay for the Joint Venture’s obligations under these agreements is not anticipated to occur until later in the life of the Diavik Mine.

(d)          Operating lease obligations represent future minimum annual rentals under non-cancellable operating leases for Harry Winston salons and office space. Harry Winston’s New York salon lease expires on December 17, 2010 with an option to renew.

(e)           Capital lease obligations represent future minimum annual rentals under non-cancellable capital leases for Harry Winston exhibit space.

Outlook

During the coming year the Diavik Mine is projected to deliver approximately 10 million carats of diamond production. Although most of this is expected to come from the A-154 South pipe, contributions are also expected from the A-154 North and A-418 pipes.

Normal winter weather conditions in early 2007, combined with operational improvements, have delivered the most productive winter road campaign to date.

Bulk sample results from the A-21 kimberlite pipe and results from underground testing of the A-154 South, A-154 North and A-418 kimberlite pipes are expected mid-year. These are currently expected to be incorporated into a revised mine plan and an updated mineral reserve and mineral resource statement by the third calendar quarter of 2007.

The planned rough diamond sales cycle in the upcoming year is expected to be two in the first quarter, three in the second, three in the third and two in the fourth.

Expansion of the salon network and the introduction of one-of-a-kind, high-end diamond jewelry remain at the core of Harry Winston’s strategy for the upcoming year. The relocation of the salon in Osaka, Japan to a flagship location, a new men’s jewelry and watch boutique in Tokyo as well as planned new salons in Chicago and Beijing, are expected to reinforce Harry Winston’s position in these important markets and support continued annual sales growth.

Current year gains in Harry Winston’s underlying gross margin are expected to be maintained as the Company continues to refine the product mix, to improve sourcing, purchasing and manufacturing, and to leverage the established infrastructure over a growing sales base.

Other Disclosures

Non-Canadian GAAP Performance Measures

References to “cash earnings” are earnings before non-cash income tax expense, non-cash foreign exchange gain (loss), and depreciation and amortization. Management believes that the inclusion of cash earnings enables investors to better understand the impact of certain non-cash items on Aber’s financial results and as such provides a useful supplemental measure in evaluating the performance of Aber. Cash earnings is not, however, a measure recognized by Canadian GAAP and does not have a standardized meaning under Canadian GAAP. Management cautions investors that cash earnings should not be construed as an alternative to earnings (as determined in accordance with Canadian GAAP) as an indicator of Aber’s performance, or cash flows from operating, investing and financing activities as a measure of the Company’s liquidity and cash flows. Aber’s method of calculating cash earnings may differ from the methods used by other companies. Therefore, cash earnings may not be comparable to similar measures presented by other companies. See page 23 for a reconciliation of earnings to cash earnings.

22    ANNUAL REPORT 2007

Management’s Discussion and Analysis ABER

Reconciliation of Earnings to Cash Earnings

(expressed in thousands of United States dollars) (quarterly results are unaudited)								Unaudited		Audited
	2007	2007	2007	2007	2006	2006	2006	2006	2007	2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Total	Total

Earnings	$27,294	$18,831	$34,265	$23,879	$14,909	$33,742	$19,020	$13,582	$104,269	$81,253
Non-cash income tax (recovery)	9,932	9,057	5,016	(3,938)	10,412	31,264	12,788	5,320	20,067	59,784
Non-cash foreign exchange loss (gain)	(10,220)	1,576	(1,943)	2,970	5,201	3,656	3,618	(1,896)	(7,617)	10,579
Depreciation and amortization	17,999	19,441	17,926	13,362	7,697	16,662	17,472	13,685	68,728	55,516
Cash earnings	$45,005	$48,905	$55,264	$36,273	$38,219	$85,324	$52,898	$30,691	$185,447	$207,132
Cash earnings per share	$0.77	$0.84	$0.95	$0.62	$0.66	$1.47	$0.91	$0.53	$3.18	$3.57

Related Parties

Transactions with related parties for the fiscal year include $1.8 million payable of rent (2006 – $1.7 million) relating to the New York salon, payable to a Harry Winston employee.

Disclosure Controls and Procedures

The Company has designed a system of disclosure controls and procedures to provide reasonable assurance that material information relating to Aber, including its consolidated subsidiaries, is made known to them by others within those entities, particularly during the period in which Aber’s annual filings are being prepared. In designing and evaluating the disclosure controls and procedures, the management of Aber recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. The management of Aber was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. The result of the inherent limitations in all control systems means no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected.

The management of Aber has evaluated the effectiveness of the design and operation of its disclosure controls and procedures as of the end of the period covered by the Annual Report. Based on that evaluation, management has concluded that these disclosure controls and procedures, as defined in Canada by Multilateral Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings, and in the United States by Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), are effective to ensure that information required to be disclosed in reports that Aber will file or submit under Canadian securities legislation and the Exchange Act is recorded, processed, summarized and reported within the time periods specified in those rules and forms.

Internal Control over Financial Reporting

The certifying officers of Aber have designed a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian GAAP and the requirements of the Securities and Exchange Commission in the United States, as applicable. Management is responsible for establishing and maintaining adequate internal control over financial reporting for Aber, including its consolidated subsidiaries.

Management has evaluated the effectiveness of internal control over financial reporting using the framework and criteria established in the Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management has concluded that internal control over financial reporting was effective as of January 31, 2007.

Aber’s auditor, KPMG LLP (“Shareholders’ Auditor”), an independent registered public accounting firm, has issued an audit report on management’s assessment of Aber’s internal control over financial reporting. This audit report appears on page 31.

Changes in Internal Control over Financial Reporting

During the fourth quarter of fiscal 2007 there were no changes in the Company’s internal control over financial reporting that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

ANNUAL REPORT 2007    23

ABER Management’s Discussion and Analysis

Critical Accounting Estimates

Management is often required to make judgments, assumptions and estimates in the application of Canadian generally accepted accounting principles that have a significant impact on the financial results of the Company. Certain policies are more significant than others and are, therefore, considered critical accounting policies. Accounting policies are considered critical if they rely on a substantial amount of judgment (use of estimates) in their application or if they result from a choice between accounting alternatives and that choice has a material impact on the Company’s reported results or financial position. The following discussion outlines the accounting policies and practices that are critical to determining Aber’s financial results.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods.

The most significant estimates relate to the valuation of deferred mineral property costs and future site restoration costs. Management makes significant estimates related to the measurement of reclamation obligations and the timing of the related cash flows and future income tax liabilities. Such timing and measurement uncertainty could have a material effect on the reported results of operations and the financial position of the Company.

Actual results could differ materially from those estimates in the near term.

Deferred Mineral Property Costs and Mineral Reserves

Aber capitalizes all direct development and pre-production costs relating to mineral properties and amortizes such costs on a unit-of-production basis upon commencement of commercial production relating to the underlying property. Aber has determined that commercial production related to the Diavik Mine was achieved during the fiscal year ended January 31, 2004. Deferred mineral property costs are amortized based on estimated proven and probable reserves at the property.

On an ongoing basis, the Company evaluates deferred costs relating to each property to ensure that the estimated recoverable amount exceeds the carrying value. Based on the Diavik Mine’s latest projected open pit life from the mine plan and diamond prices from the Diavik Project feasibility study, there is no requirement to write down deferred mineral property costs.

The estimation of reserves is a subjective process. Forecasts are based on engineering data, projected future rates of production and the timing of future expenditures, all of which are subject to numerous uncertainties and various interpretations. Aber expects that its estimates of reserves will change to reflect updated information. Reserve estimates can be revised upward or downward based on the results of future drilling, testing or production levels, and diamond prices. Changes in reserve estimates can impact the evaluation of net recoverable deferred costs.

Future Site Restoration Costs

The Company has obligations for future site restoration costs. The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company adopted Section 3110, “Accounting for Asset Retirement Obligations”, effective November 1, 2003 and as at January 31, 2006, estimates of all legal obligations at the Joint Venture level have been included in the consolidated financial statements of the Company. Processes to track and monitor these obligations are carried out at the Joint Venture level.

Income Tax

The Company accounts for income taxes under the asset and liability method. Under this method, future tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying value and the tax basis of assets and liabilities.

Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in earnings in the period during which the change in tax rates is considered to be substantively enacted.

Intangible Assets and Goodwill

Certain of the Company’s intangible assets are recorded at fair value upon acquisition and have an indefinite useful life. The Company assesses impairment of such intangible assets by determining whether the carrying value exceeds the fair value. If the fair value is determined to be less than the net book value, the excess of the net book value over the fair value is charged to earnings in the year in which such impairment is determined by management.

The goodwill recorded on the Company’s books is reviewed at least annually for impairment; however, if there is indication of impairment in goodwill during the year, an assessment at the time will be completed.

24    ANNUAL REPORT 2007

Management’s Discussion and Analysis ABER

Risks and Uncertainties

Aber is subject to a number of risks and uncertainties as a result of its operations, including without limitation the following risks:

Nature of Mining

The operation of the Diavik Mine is subject to risks inherent in the mining industry, including variations in grade and other geological differences, unexpected problems associated with required water retention dikes, water quality, surface or underground conditions, processing problems, mechanical equipment performance, accidents, labour disputes, risks relating to the physical security of the diamonds, force majeure risks and natural disasters. Such risks could result in personal injury or fatality; damage to or destruction of mining properties, processing facilities or equipment; environmental damage; delays or reductions in mining production; monetary losses; and possible legal liability. Hazards, such as unusual or unexpected rock formations, rock bursts, pressures, flooding or other conditions may be encountered in the drilling and removal of ore.

The Diavik Mine, because of its remote northern location and access only by winter road or by air, is subject to special climate and transportation risks. These risks include the inability to operate or to operate efficiently during periods of extreme cold, the unavailability of materials and equipment, and increased transportation costs due to the late opening and/or early closure of the winter road. Such factors can add to the cost of mine development, production and operation, thereby affecting the Company’s profitability.

Joint Arrangement

Aber owns an undivided 40% interest in the assets, liabilities and expenses of the Diavik Mine and the Diavik group of mineral claims. The Diavik Mine and the exploration and development of the Diavik group of mineral claims is a joint arrangement between DDMI (60%) and Aber Diamond Mines Ltd. (40%), and is subject to the risks normally associated with the conduct of joint ventures and similar joint arrangements. These risks include the inability to exert influence over strategic decisions made in respect of the Diavik Mine and the Diavik group of mineral claims. By virtue of DDMI’s 60% interest in the Diavik Mine, it has a controlling vote in virtually all Joint Venture management decisions respecting the development and operation of the Diavik Mine and the development of the Diavik group of mineral claims. Accordingly, DDMI is able to determine the timing and scope of future project capital expenditures, and is therefore able to impose capital expenditure requirements on the Company that the Company may not have sufficient cash to meet. A failure by the Company to meet capital expenditure requirements imposed by DDMI could result in the Company’s interest in the Diavik Mine and the Diavik group of mineral claims being diluted.

Diamond Prices and Demand for Diamonds

The profitability of Aber is dependent upon production from the Diavik Mine and on the results of the operations of Harry Winston. Each in turn is dependent in significant part upon the worldwide demand for and price of diamonds. Diamond prices fluctuate and are affected by numerous factors beyond the control of the Company, including worldwide economic trends, particularly in the US, Japan, China and India, worldwide levels of diamond discovery and production and the level of demand for, and discretionary spending on, luxury goods such as diamonds and jewelry. Low or negative growth in the worldwide economy or the occurrence of terrorist activities creating disruptions in economic growth could result in decreased demand for luxury goods such as diamonds and jewelry, thereby negatively affecting the price of diamonds and jewelry. Similarly, a substantial increase in the worldwide level of diamond production could also negatively affect the price of diamonds. In each case, such developments could materially adversely affect Aber’s results of operations.

Currency Risk

Currency fluctuations may affect the Company’s financial performance. Diamonds are sold throughout the world based principally on the US dollar price, and although the Company reports its financial results in US dollars, a majority of the costs and expenses of the Diavik Mine, which are borne 40% by the Company, are incurred in Canadian dollars. Further, the Company has a significant future income tax liability that has been incurred and will be payable in Canadian dollars. Aber’s currency exposure relates primarily to expenses and obligations incurred by it in Canadian dollars and, secondarily, to revenues of Harry Winston in currencies other than the US dollar. The appreciation of the Canadian dollar against the US dollar, and the depreciation of such other currencies against the US dollar, therefore, will increase the expenses of the Diavik Mine and the amount of the Company’s Canadian dollar liabilities relative to the revenue Aber will receive from diamond sales, and will decrease the US dollar revenues received by Harry Winston. From time to time, the Company may use a limited number of derivative financial instruments to manage its foreign currency exposure.

Licences and Permits

The operation of the Diavik Mine and exploration on the Diavik property require licences and permits from the Canadian government. The Diavik Mine Type “A” Water Licence granted by the Mackenzie Valley Land and Water Board expires on August 31, 2007. While DDMI, which is also the operator of the Diavik Mine, anticipates being able to renew the licence, there can be no guarantee that Aber and/or DDMI will be able to obtain or maintain this or all other necessary licences and permits that may be required to maintain the operation of the Diavik Mine or to further explore and develop the Diavik property.

ANNUAL REPORT 2007    25

ABER Management’s Discussion and Analysis

Regulatory and Environmental Risks

The operation of the Diavik Mine, exploration activities at the Diavik Project and the manufacturing of jewelry are subject to various laws and regulations governing the protection of the environment, exploration, development, production, taxes, labour standards, occupational health, waste disposal, mine safety, manufacturing safety and other matters. New laws and regulations, amendments to existing laws and regulations, or more stringent implementation of existing laws and regulations could have a material adverse impact on the Company by increasing costs and/or causing a reduction in levels of production from the Diavik Mine.

Mining and manufacturing are subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mining and retail operations. To the extent that Aber or Harry Winston is subject to uninsured environmental liabilities, the payment of such liabilities could have a material adverse effect on the Company.

Resource and Reserve Estimates

The Company’s figures for mineral resources and ore reserves on the Diavik group of mineral claims are estimates, and no assurance can be given that the anticipated carats will be recovered. The estimation of reserves is a subjective process. Forecasts are based on engineering data, projected future rates of production and the timing of future expenditures, all of which are subject to numerous uncertainties and various interpretations. Aber expects that its estimates of reserves will change to reflect updated information. Reserve estimates may be revised upward or downward based on the results of future drilling, testing or production levels. In addition, market fluctuations in the price of diamonds or increases in the costs to recover diamonds from the Diavik Mine may render the mining of ore reserves uneconomical.

Mineral resources that are not mineral reserves do not have demonstrated economic viability. Due to the uncertainty that may attach to inferred mineral resources, there is no assurance that mineral resources at the Diavik property will be upgraded to proven and probable ore reserves.

Insurance

Aber’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, risks relating to the physical security of diamonds and jewelry, changes in the regulatory environment and natural phenomena such as inclement weather conditions. Such occurrences could result in damage to the Diavik Mine, personal injury or death, environmental damage to the Diavik property, delays in mining, closing of Harry Winston manufacturing facilities or salons, monetary losses and possible legal liability. Although insurance is maintained to protect against certain risks in connection with the Diavik Mine, Aber’s operations and the operations of Harry Winston, the insurance in place will not cover all potential risks. It may not be possible to maintain insurance to cover insurable risks at economically feasible premiums.

Fuel Costs

The Diavik Mine’s expected fuel needs are purchased annually in late winter and transported to the mine site by way of the winter road. These costs will increase if transportation by air freight is required due to a shortened “winter road season” or unexpectedly high fuel usage.

The cost of the fuel purchased is based on the then prevailing price and expensed into operating costs on a usage basis. The Diavik Mine currently has no hedges for its anticipated 2007 fuel consumption.

Reliance on Skilled Employees

Production at the Diavik Mine is dependent upon the efforts of certain skilled employees of DDMI. The loss of these employees or the inability of DDMI to attract and retain additional skilled employees may adversely affect the level of diamond production from the Diavik Mine.

Aber’s success at marketing diamonds and in operating the business of Harry Winston is dependent on the services of key executives and skilled employees, as well as the continuance of key relationships with certain third parties, such as diamantaires. The loss of these persons or the Company’s inability to attract and retain additional skilled employees or to establish and maintain relationships with required third parties may adversely affect its business and future operations in marketing diamonds and in operating Harry Winston.

Expansion of the Existing Salon Network

A key component of the Company’s Harry Winston strategy is the expansion of its existing salon network. This strategy requires the Company to make ongoing capital expenditures to build and open new salons, to refurbish existing salons from time to time, and to incur additional operating expenses in order to operate the new salons. To date, much of this expansion has been financed through borrowings by Harry Winston. There can be no assurance that the expansion of Harry Winston’s salon network will prove successful in increasing annual sales or earnings from the retail segment, and the increased debt levels resulting from this expansion could negatively impact Aber’s results from operations in the absence of increased sales and earnings.

Competition in the Luxury Jewelry Segment

Aber, through its ownership of Harry Winston, is exposed to competition in the retail diamond market from other luxury goods, diamond and jewelry retailers. The ability of Harry Winston to successfully compete with such luxury goods, diamond and jewelry retailers is dependent upon a number of factors, including the ability of Harry Winston to source high-end polished diamonds and protect and promote its distinctive brand name and reputation. If Harry Winston is unable to successfully compete in the luxury jewelry segment, then Aber’s results of operations will be adversely affected.

26    ANNUAL REPORT 2007

Management’s Discussion and Analysis ABER

Recently Issued Accounting Standards

Accounting for Stock-Based Payment

On February 1, 2006, the Company adopted FASB Statement No. 123R (“FASB 123R”) which includes in its scope stock options, Restricted Share Units (“RSUs”) and Deferred Share Units (“DSUs”). According to FASB 123R, the accounting for share-based payment arrangements are classified as either liability or equity. Equity-classified awards are measured at grant-date fair value and are not subsequently remeasured. Historically, the Company has measured the fair value of stock options granted at the date of grant using a Black-Scholes option pricing model incorporating assumptions regarding risk-free interest rates, dividend yield, volatility factor of the expected market price of the Company’s stock, and a weighted average expected life of the options. The estimated fair value of the options is recorded on a straight-line basis over the vesting period. Therefore, the adoption of FASB 123R has had a minimal impact on the financial statements of the Company.

Liability-classified awards are remeasured to fair value at each balance sheet date until the award is settled. Historically, the Company has remeasured its liability-classified awards to intrinsic value at each reporting period. The compensation cost for each period until settlement is based on the percentage of requisite service that has been rendered at the reporting date in fair value of the instrument for each reporting period. Therefore, the adoption of FASB 123R has had a minimal impact on the financial statements of the Company. The Company has adopted FASB 123R for US GAAP accounting purposes only.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

In September 2006, FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans (“FASB 158”), which requires employers to fully recognize the obligations associated with single-employer defined benefit pension plans, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s postretirement benefit plan (difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements.

FASB 158 requires an employer to:

a)             Recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for the plan’s underfunded status.

b)             Recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FASB Statement No. 87, Employers’ Accounting for Pensions, or No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions.

c)              Measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end balance sheet.

d)             Disclose in the notes to financial statements additional information about certain effects of net periodic benefit cost for the next fiscal year that arise from delayed recognition of gains or losses, prior service costs or credit, and transition asset or obligation.

The requirement to recognize the funded status of a benefit plan and the disclosure requirement are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company has adopted FASB 158 for US GAAP reporting purposes only.

Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 addresses the multiple methods used to quantify financial statement misstatements and evaluate the accumulation of misstatements. SAB 108 requires registrants to evaluate prior period misstatements using both a balance sheet approach (“iron curtain method”) and an income statement approach (“rollover method”). SAB 108 is effective for interim and annual periods ending after November 15, 2006. SAB 108 allows a one-time transitional cumulative effect adjustment to retained earnings as of
February 1, 2006 for errors that were previously deemed not material, but would be material under the requirement of SAB 108. As required by SAB 108, the Company has re-evaluated prior period immaterial misstatements using both the iron curtain and rollover methods. Based upon the results of the evaluation, the Company did not identify any material errors or misstatements that were previously deemed not material under either method. The Company has adopted SAB 108 for Canadian and US GAAP reporting purposes.

ANNUAL REPORT 2007    27

ABER Management’s Discussion and Analysis

Financial Instruments, Hedges and Comprehensive Income

The Canadian Institute of Chartered Accountants (“CICA”) has issued three new accounting standards on financial instruments, hedges and comprehensive income that will require investment securities and hedging derivatives to be accounted for at fair value. These standards are substantially harmonized with US GAAP and are effective for the Company for the fiscal year beginning on February 1, 2007. The principal impacts of the standards are detailed below.

a)             Other comprehensive income will be a new component of shareholders’ equity and a new statement entitled statement of comprehensive income will be added to the consolidated financial statements.

b)             Financial assets will be required to be classified as available for sale, held to maturity, trading, or loans and receivables.

c)              All derivatives must be recognized on the balance sheet at fair value, with changes in fair value recognized in earnings, unless they are part of a qualifying hedging relationship.

d)             For fair value hedges where a company is hedging changes in the fair value of assets, liabilities or firm commitments, the change in the fair value of derivatives and hedged items attributable to the hedged risk must be recorded in the consolidated statement of income.

e)              For cash flow hedges where a company is hedging the variability in cash flows related to variable rate assets, liabilities or forecasted transactions, the effective portion of the changes in the fair values of the derivative instruments must be recorded through other comprehensive income until the hedged items are recognized in the consolidated statement of income.

The Company is currently assessing the impact of these new standards on the financial statements.

Accounting for Uncertainty in Income Taxes

In June 2006, FASB issued FIN 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The interpretation is effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings. The Company is currently assessing the impact of this new standard on the financial statements.

Outstanding Share Information

As at January 31, 2007

Authorized	Unlimited
Issued and outstanding shares	58,360,755
Fully diluted(i)	59,279,430
Weighted average outstanding shares	58,257,449
Options outstanding	1,631,163

(i)Fully diluted shares outstanding under the treasury stock method.

Additional Information

Additional information relating to the Company, including the Company’s most recently filed annual information form, can be found on SEDAR at www.sedar.com, and is also available on the Company’s website at www.aber.ca.

28    ANNUAL REPORT 2007

ABER

Management’s Responsibility for Financial Information

.........................

The consolidated financial statements and the information contained in the Annual Report have been prepared by the management of the Company. The financial statements have been prepared in accordance with accounting principles generally accepted in Canada.

The consolidated financial statements and information in the MD&A necessarily include amounts based on informed judgments and estimates of the expected effects of current events and transactions with appropriate consideration to materiality. The MD&A also includes information regarding the impact of current transactions and events, sources of liquidity and capital resources, operating trends, risks and uncertainties. Actual results in the future may differ materially from the present assessment of this information because future events and circumstances may not occur as expected.

In meeting management’s responsibility for the reliability and timeliness of financial information, management maintains and relies on a comprehensive system of internal control and internal audit, including organizational and procedural controls, disclosure controls and procedures and internal control over financial reporting. The system of internal control includes written communication of policies and procedures governing corporate conduct and risk management; comprehensive business planning; effective segregation of duties; delegation of authority and personal accountability; escalation of relevant information for decisions regarding public disclosure; careful selection and training of personnel; and regular updating of accounting policies. These controls and audits are designed to provide reasonable assurance that the financial records are reliable for preparing financial statements and other financial information, assets are safeguarded against unauthorized use or disposition, liabilities are recognized, and Aber is in compliance with all regulatory requirements.

The Company’s independent auditors, who are appointed by the shareholders, conduct an audit in accordance with generally accepted auditing standards to allow them to express an opinion on the financial statements.

The Board of Directors’ Audit Committee meets at least quarterly with management to review the internal controls, financial statements and related reporting matters, and with the independent auditors to review the scope and results of the annual audit prior to approval of the financial statements by the entire Board.

Robert A. Gannicott	Alice Murphy
Chief Executive Officer	Vice President & Chief Financial Officer

ANNUAL REPORT 2007    29

ABER

Shareholders’ Auditors’ Report

.........................

Report on Financial Statements

To the Shareholders of Aber Diamond Corporation

We have audited the consolidated balance sheets of Aber Diamond Corporation (“the Company”) as of January 31, 2007 and 2006 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the two-year period ended January 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. With respect to the consolidated financial statements for the year ended January 31, 2007, we also conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2007 and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 2007 in accordance with Canadian generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of January 31, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated April 17, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP

Chartered Accountants, Licensed Public Accountants
TORONTO, CANADA
April 17, 2007

30   ANNUAL REPORT 2007

ABER

Report on Internal Control over Financial Reporting

.........................

To the Shareholders and Board of Directors of Aber Diamond Corporation

We have audited management’s assessment, included on page 23 of the management’s discussion and analysis, that Aber Diamond Corporation (the “Company”) maintained effective internal control over financial reporting as of January 31, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of January 31, 2007, is fairly stated, in all material respects, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have conducted our audits on the consolidated financial statements in accordance with Canadian generally accepted auditing standards. With respect to the year ended January 31, 2007, we also have conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our report dated April 17, 2007 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP

Chartered Accountants, Licensed Public Accountants
TORONTO, CANADA
April 17, 2007

ANNUAL REPORT 2007   31

ABER

Consolidated Balance Sheets

.........................

(expressed in thousands of United States dollars)

As at January 31,	2007	2006

Assets
Current assets:
Cash and cash equivalents (note 5)	$54,174	$148,116
Cash collateral and cash reserves (note 5)	51,448	14,276
Accounts receivable	13,297	14,917
Inventory and supplies (note 6)	273,736	202,571
Advances and prepaid expenses	21,275	27,437
	413,930	407,317
Deferred mineral property costs (note 7)	188,058	196,367
Capital assets (note 8)	384,532	301,735
Intangible assets, net (note 10)	134,320	42,922
Goodwill	98,142	41,966
Deferred charges and other assets (note 11)	18,187	22,681
Future income tax asset (note 13)	50,745	30,625
	$1,287,914	$1,043,613

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$124,747	$83,822
Bank advances (note 12(ii))	29,776	9,882
Current portion of long-term debt (note 12)	95,434	27,915
	249,957	121,619
Long-term debt (note 12)	185,446	157,344
Future income tax liability (note 13)	333,498	256,426
Other long-term liability	–	4,929
Future site restoration costs (note 14)	17,200	15,316
Minority interest (note 3)	85	36,086

Shareholders’ equity:
Share capital (note 15)	305,165	300,652
Stock options	7,922	8,267
Contributed surplus	7,000	7,000
Retained earnings (note 4)	165,625	119,630
Cumulative translation adjustment	16,016	16,344
	501,728	451,893
Commitments and guarantees (note 17)
	$1,287,914	$1,043,613

See accompanying notes to consolidated financial statements.

On behalf of the Board:

Robert A. Gannicott	Lars-Eric Johansson
Director	Director

32   ANNUAL REPORT 2007

ABER

Consolidated Statements of Earnings

.........................

(expressed in thousands of United States dollars, except per share amounts)

Years ended January 31,	2007	2006

Sales	$558,793	$505,234
Cost of sales	285,498	222,607
	273,295	282,627
Selling, general and administrative expenses	126,536	106,948
Earnings from operations	146,759	175,679
Interest and financing expenses	(21,150)	(14,933)
Other income	5,081	4,333
Foreign exchange gain (loss)	8,784	(11,343)
Earnings before income taxes	139,474	153,736
Income taxes – Current (note 13)	14,763	9,337
Income taxes – Future (note 13)	20,067	59,784
Earnings before minority interest	104,644	84,615
Minority interest	375	3,362
Net earnings	$104,269	$81,253
Earnings per share
Basic	$1.79	$1.40
Fully diluted (note 16)	$1.76	$1.39
Weighted average number of shares outstanding	58,257,449	57,957,201

See accompanying notes to consolidated financial statements.

Consolidated Statements of Retained Earnings

.........................

(expressed in thousands of United States dollars)

For the year ended January 31,	2007	2006
		(Restated) (note 4)
Retained earnings, beginning of year	$119,630	$94,460
Net earnings	104,269	81,253
Dividends paid	(58,274)	(52,180)
Excess of repurchase price of common shares over stated value (note 15)	–	(3,903)
Retained earnings, end of year	$165,625	$119,630

See accompanying notes to consolidated financial statements.

ANNUAL REPORT 2007   33

ABER

Consolidated Statements of Cash Flows

.........................

(expressed in thousands of United States dollars)

For the year ended January 31,	2007	2006

Cash provided by (used in):
Operating
Net earnings	$104,269	$81,253
Items not involving cash:
Amortization and accretion	68,728	55,517
Future income taxes	20,067	58,894
Stock-based compensation	1,250	2,545
Foreign exchange	(7,617)	10,579
Loss on write-off of investment	909	–
Minority interest	352	3,296
Loss on sale of other assets	–	161
Change in non-cash operating working capital	(10,393)	(50,421)
	177,565	161,824
Financing
Increase/(decrease) in long-term debt	51,062	(36,203)
Increase in revolving credit	64,716	86,120
Deferred financing	–	(321)
Dividends paid	(58,274)	(52,180)
Issue of common shares	2,918	5,752
Purchase of subordinated convertible debt	–	(6,808)
Cash advance from minority shareholder	–	8,067
Common shares purchased for cancellation	–	(4,660)
	60,422	(233)
Investing
Cash collateral and cash reserve	(37,172)	(490)
Deferred mineral property costs	(16,834)	(34,850)
Capital assets	(119,904)	(52,673)
Deferred charges	(171)	(1,815)
Purchase of Harry Winston	(158,150)	–
Repayment of promissory note	–	(51,059)
	(332,231)	(140,887)
Foreign exchange effect on cash balances	302	3,816
Increase/(decrease) in cash and cash equivalents	(93,942)	24,520
Cash and cash equivalents, beginning of year	148,116	123,596
Cash and cash equivalents, end of year	$54,174	$148,116
Change in non-cash operating working capital
Accounts receivable	1,058	3,363
Advances and prepaid expenses	6,157	(16,244)
Inventory and supplies	(53,807)	(63,644)
Accounts payable and accrued liabilities	36,199	26,104
	$(10,393)	$(50,421)
Supplemental cash flow information
Cash taxes paid	$11,780	$7,209
Cash interest paid	$18,746	$12,846

See accompanying notes to consolidated financial statements.

34   ANNUAL REPORT 2007

ABER

Notes to Consolidated Financial Statements

.........................

Years ended January 31, 2007 and 2006 (tabular amounts in thousands of United States dollars, except as otherwise noted)

NOTE 1:

Nature of Operations

Aber Diamond Corporation (the “Company” or “Aber”) is a specialist diamond company focusing on the mining and retail segments of the diamond industry.

The Company’s most significant asset is a 40% ownership interest in the Diavik group of mineral claims. The Diavik Joint Venture (the “Joint Venture”) is an unincorporated joint arrangement between Diavik Diamond Mines Inc. (“DDMI”) (60%) and Aber Diamond Mines Ltd. (40%). DDMI is the operator of the Diavik Diamond Mine (the “Diavik Mine”). Both companies are headquartered in Yellowknife, Canada. DDMI is a wholly owned subsidiary of Rio Tinto plc of London, England, and Aber Diamond Mines Ltd. is a wholly owned subsidiary of Aber Diamond Corporation of Toronto, Canada. The Diavik Mine is located 300 kilometres northeast of Yellowknife in the Northwest Territories. Aber records its proportionate interest in the assets, liabilities and expenses of the Joint Venture in the Company’s financial statements with a one-month lag.

During the year, Aber acquired the remaining 47.17% ownership of Harry Winston Inc. (“Harry Winston”) located in New York City, US. The results of Harry Winston are consolidated in the financial statements of the Company.

NOTE 2:

Significant Accounting Policies

The consolidated financial statements are prepared by management in accordance with accounting principles generally accepted in Canada, and except as described in note 21 conform in all material respects with accounting principles generally accepted in the
United States.

The principal accounting policies presently followed by the Company are summarized as follows:

(a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its subsidiaries as well as its proportionate share of unincorporated joint arrangements.

Subsidiaries

A subsidiary is an entity that is controlled by the Company. The consolidated financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiaries after eliminating intercompany balances and transactions.
For partly owned subsidiaries, the net assets and net earnings attributable to minority shareholders are presented as minority interests on the consolidated balance sheet and consolidated statement of earnings.

Joint Arrangements That Are Not Entities (“Joint Arrangements”)

The Diavik Joint Venture is an unincorporated joint arrangement. Aber owns an undivided 40% interest in the assets, liabilities and expenses of the Joint Venture. Aber records its proportionate interest in the assets, liabilities and expenses of the Joint Venture in the Company’s consolidated financial statements with a one-month lag. The accounting policies described below include those of the Joint Venture.

(b) Measurement Uncertainty

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of earnings, revenues and expenses during the reporting year. Significant areas requiring the use of management estimates relate to the determination of impairment of capital assets, intangible assets, goodwill and deferred mineral property costs, estimation of future site restoration costs and future income taxes, and classification of the current portion of long-term debt. Financial results as determined by actual events could differ from those estimated.

(c) Revenue Recognition

Revenue from rough diamond sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the Company’s price to the customer is fixed or determinable and collection of the resulting receivable is reasonably assured.

Revenue from fine jewelry and watch sales is recognized upon delivery of merchandise when the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales are reported net of returns. Shipping and handling fees billed to customers are included in net sales and the related costs are included in cost of sales.

(d) Cash Resources

Cash and cash equivalents, and cash collateral and cash reserve, consist of cash on hand, balances with banks and short-term money market instruments (with a maturity on acquisition of less than 91 days), and are carried at cost, which approximates market.

Funds in cash collateral and cash reserve are maintained as prescribed under the Company’s debt financing arrangements and will become available to Aber for general corporate purposes and for debt servicing as prescribed by the terms of credit facility agreements.

ANNUAL REPORT 2007   35

ABER Notes to Consolidated Financial Statements

(e) Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and generally do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(f) Inventory

Rough diamond inventory is recorded at the lower of cost or net realizable value and includes stockpiled ore, diamonds in process, and diamonds held for sale. Cost is determined on an average cost basis including production costs and value-added processing activity.

Merchandise inventory is recorded at the lower of cost or net realizable value and includes fine jewelry and watches. Included in merchandise inventory are production costs such as material, labour and overhead costs.

Supplies inventory is recorded at the lower of average cost or replacement value and includes consumables and spare parts maintained at the Diavik Mine site and at the Company’s sorting and distribution facility locations.

(g) Deferred Mineral Property Costs

All direct costs relating to mineral properties, including mineral claim acquisition costs, exploration and development expenditures in the pre-production stage, ongoing property exploration expenditures, pre-production operating costs net of any recoveries, interest, and amortization, are capitalized and accumulated on a property-by-property basis.

The costs of deferred mineral properties from which there is production are amortized using the unit-of-production method based upon estimated proven and probable reserves.

General exploration expenditures which do not relate to specific resource properties are expensed in the period incurred.

On an ongoing basis, the Company evaluates each property based on results to date to determine the nature of exploration and development activities that are warranted in the future. If there is little prospect of the Company or its partners continuing to explore or develop a property, the deferred costs related to that property are written down to the estimated fair value.

(h) Capital Assets

Capital assets are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the units-of-production method or straight-line method as appropriate. The units-of-production method is applied to a substantial portion of Diavik Mine capital assets and, depending on the asset, is based on carats of diamonds recovered during the period relative to the proven and probable ore reserves of the ore deposit being mined or to the total ore deposit. Other capital assets are depreciated using the straight-line method over the estimated useful lives of the related assets, which are as follows:

Asset	Estimated useful life (years)

Buildings	10–40
Machinery and mobile equipment	3–10
Computer equipment and software	3
Furniture and equipment	2–10
Leasehold and building improvements	Up to 20

Amortization for mine related assets was charged to deferred mineral property costs during the pre-commercial production stage.

Maintenance and repair costs are charged to earnings while expenditures for major renewals and improvements are capitalized.

The recoverability of the amounts shown for the Diavik Mine capital assets is dependent upon the continued existence of economically recoverable reserves, upon maintaining title and beneficial interest in the property, and upon future profitable production or proceeds from disposition of the diamond properties. The amounts representing Diavik Mine capital assets do not necessarily represent present or future values.

Upon the disposition of capital assets, the accumulated amortization is deducted from the original cost and any gain or loss is reflected in current earnings.

(i) Intangible Assets

Intangible assets acquired individually or as part of a group of other assets are initially recognized and measured at cost. The cost of a group of intangible assets acquired in a transaction, including those acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is allocated to the individual assets acquired based on their fair values at acquisition.

Intangible assets with finite useful lives are amortized on a straight-line basis over their useful lives as follows:

Asset	Estimated useful life (years)

Wholesale distribution network	10
Store leases	Up to 9

The amortization methods and estimated useful lives of intangible assets are reviewed annually.

Intangible assets with indefinite useful lives are not amortized and are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test compares the carrying amount of the intangible asset with its fair value, and an impairment loss is recognized in income for the excess, if any.

36   ANNUAL REPORT 2007

Notes to Consolidated Financial Statements ABER

(j) Goodwill

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the assets acquired, less liabilities assumed, based on their fair values. Goodwill is allocated, as of the date of the business combination, to the Company’s reporting units that are expected to benefit from the synergies of the business combination.

Goodwill is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is unnecessary.

The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of the goodwill is determined in a business combination, using the fair value of the reporting unit as if it were the purchase price. When the carrying amount of the reporting unit goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the consolidated statement of earnings before extraordinary items and discontinued operations.

(k) Deferred Charges and Other Assets

Deferred financing costs are amortized over the repayment terms of the related debt. Other assets are amortized over a period not exceeding ten years.

Amortization of deferred financing charges relating to long-term debt was charged to the cost of the underlying asset prior to the commencement of commercial activity.

(l) Future Site Restoration Costs

The Company records the fair value of any asset retirement obligation as a long-term liability in the year in which the related environmental disturbance occurs, based on the net present value of the estimated future costs. The fair value of the liability is added to the carrying amount of the deferred mineral property and this additional carrying amount is amortized over the life of the asset based on units of production. The obligation is adjusted at the end of each fiscal year to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement.

(m) Foreign Currency Translation

The functional currency of the Company is the US dollar. At year end, monetary assets and liabilities denominated in foreign currency are translated to US dollars at exchange rates in effect at the balance sheet date and non-monetary assets and liabilities are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenues and expenses are translated at rates in effect at the time of the transactions. Foreign exchange gains and losses are included in earnings.

For certain subsidiaries of the Company where the functional currency is not the US dollar, the assets and liabilities of these subsidiaries are translated at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated at the rate of exchange in effect at the time of the transactions. Foreign exchange gains and losses are recorded in the cumulative translation adjustment account under shareholders’ equity.

(n) Income and Mining Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, future tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying value and the tax basis of assets and liabilities.

Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A reduction in respect of the benefit of a future tax asset (a valuation allowance) is recorded against any future tax asset if it is not likely to be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in earnings in the year during which the change in tax rates is considered to be substantively enacted.

(o) Stock-Based Compensation

The Company applies the fair value method to all grants of stock options.

The fair value of options granted is estimated at the date of grant using a Black-Scholes option pricing model incorporating assumptions regarding risk-free interest rates, dividend yield, volatility factor of the expected market price of the Company’s stock, and a weighted average expected life of the options. The estimated fair value of the options is recorded as an expense on a straight-line basis over the vesting period, with an offsetting credit to shareholders’ equity. Any consideration paid on amounts attributable to stock options is credited to share capital.

(p) Restricted and Deferred Share Unit (“RSU” and “DSU”) Plan

The RSU and DSU Plans are full value phantom shares that mirror the value of Aber’s publicly traded common shares. Grants under the RSU Plan are on a discretionary basis to employees of the Company subject to Board of Director approval. Each RSU grant vests on the third anniversary of the grant date, subject to special rules for death and disability. Grants under the DSU Plan are awarded to non-executive directors of the Company. Each DSU grant vests immediately on the grant date.

ANNUAL REPORT 2007   37

ABER Notes to Consolidated Financial Statements

(q) Post Retirement Benefits

The expected costs of post retirement benefits under defined benefit arrangements are charged to the profit and loss account over the service lives of employees entitled to those benefits. Variations from the regular cost are spread on a straight-line basis over the expected average remaining service lives of relevant current employees. The plan assets and liabilities are valued annually by qualified actuaries.

(r) Financial Instruments

From time to time, the Company may use a limited number of derivative financial instruments to manage its foreign currency and interest rate exposure. For a derivative to qualify as a hedge at inception and throughout the hedged period, the Company formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedge instrument and the item being hedged, both at inception and throughout the hedged period. The Company does not use derivatives for trading or speculative purposes.

(s) Basic and Diluted Earnings per Share

Basic earnings per share are computed by dividing net earnings (loss) by the weighted average number of shares outstanding during the year.

Diluted earnings per share are prepared using the treasury stock method to compute the dilutive effect of options and warrants. The treasury stock method assumes the exercise of any “in-the-money” options with the option proceeds would be used to purchase common shares at the average market value for the year. Options with an average market value for the year higher than the exercise price are not included in the calculation of diluted earnings per share as such options are not dilutive.

(t) Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of by sale would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(u) Comparative Figures

Certain figures have been reclassified to conform with presentation in the current year.

(v) Recently Issued Accounting Pronouncements

Accounting for Stock-Based Payment

On February 1, 2006, the Company adopted FASB Statement No. 123R (“FASB 123R”), which includes in its scope stock options, Restricted Share Units (“RSUs”) and Deferred Share Units (“DSUs”). According to FASB 123R, the accounting for share-based payment arrangements are classified as either liability or equity. Equity-classified awards are measured at grant-date fair value and are not subsequently remeasured. Historically, the Company has measured the fair value of stock options granted at the date of grant using a Black-Scholes option pricing model incorporating assumptions regarding risk-free interest rates, dividend yield, volatility factor of the expected market price of the Company’s stock, and a weighted average expected life of the options. The estimated fair value of the options is recorded on a straight-line basis over the vesting period. Therefore, the adoption of FASB 123R has had a minimal impact on the financial statements of the Company.

Liability-classified awards are remeasured to fair value at each balance sheet date until the award is settled. Historically, the Company has remeasured its liability-classified awards to intrinsic value at each reporting period. The compensation cost for each period until settlement is based on the percentage of requisite service that has been rendered at the reporting date in fair value of the instrument for each reporting period. Therefore, the adoption of FASB 123R has had minimal impact on the financial statements of the Company. The Company has adopted FASB 123R for US GAAP reporting purposes only.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

In September 2006, FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans (“FASB 158”), which requires employers to fully recognize the obligations associated with single-employer defined benefit pension plans, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s postretirement benefit plan (difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements.

FASB 158 requires an employer to:

a)             Recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for the plan’s underfunded status.

b)             Recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FASB Statement No. 87, Employers’ Accounting for Pensions, or No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions.

38   ANNUAL REPORT 2007

Notes to Consolidated Financial Statements ABER

c)              Measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end balance sheet.

d)             Disclose in the notes to financial statements additional information about certain effects of net periodic benefit cost for the next fiscal year that arise from delayed recognition of gains or losses, prior service costs or credit, and transition asset or obligation.

The requirement to recognize the funded status of a benefit plan and the disclosure requirement are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company has adopted FASB 158 for US GAAP reporting purposes only.

Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 addresses the multiple methods used to quantify financial statement misstatements and evaluate the accumulation of misstatements. SAB 108 requires registrants to evaluate prior period misstatements using both a balance sheet approach (“iron curtain method”) and an income statement approach (“rollover method”). SAB 108 is effective for interim and annual periods ending after November 15, 2006. SAB 108 allows a one-time transitional cumulative effect adjustment to retained earnings as of February 1, 2006 for errors that were previously deemed not material, but would be material under the requirement of SAB 108. As required by SAB 108, the Company has re-evaluated prior period immaterial misstatements using both the iron curtain and rollover methods. Based upon the results of the evaluation, the Company did not identify any material errors or misstatements that were previously deemed not material under either method. The Company has adopted SAB 108 for both Canadian and US GAAP reporting purposes.

Financial Instruments, Hedges and Comprehensive Income

The Canadian Institute of Chartered Accountants (“CICA”) has issued three new accounting standards on financial instruments, hedges and comprehensive income that will require investment securities and hedging derivatives to be accounted for at fair value. These standards are substantially harmonized with US GAAP and are effective for the Company for the fiscal year beginning on or after October 1, 2006. The principal impacts of the standards are detailed below.

a)             Other comprehensive income will be a new component of shareholders’ equity and a new statement entitled statement of comprehensive income will be added to the consolidated financial statements.

b)             Financial assets will be required to be classified as available for sale, held to maturity, trading, or loans and receivables.

c)              All derivatives must be recognized on the balance sheet at fair value, with changes in fair value recognized in earnings, unless they are part of a qualifying hedging relationship.

d)             For fair value hedges where a company is hedging changes in the fair value of assets, liabilities or firm commitments, the change in the fair value of derivatives and hedged items attributable to the hedged risk must be recorded in the consolidated statement of income.

e)              For cash flow hedges where a company is hedging the variability in cash flows related to variable rate assets, liabilities or forecasted transactions, the effective portion of the changes in the fair values of the derivative instruments must be recorded through other comprehensive income until the hedged items are recognized in the consolidated statement of income.

The Company is currently assessing the impact of these new standards on the financial statements.

Accounting for Uncertainty in Income Taxes

In June 2006, FASB issued FIN 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The interpretation is effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings. The Company is currently assessing the impact of this new standard on the financial statements.

ANNUAL REPORT 2007   39

ABER Notes to Consolidated Financial Statements

NOTE 3:

Acquisition

On September 29, 2006, the Company acquired the remaining 47.17% ownership of Harry Winston for $157.2 million, paid in cash on the acquisition date.

The allocation of the purchase price to the fair values of assets acquired and liabilities assumed is set forth in the table below and continues to be refined. The valuation of intangible assets has been completed by a third party valuator. Purchase price amounts give rise to future income tax liabilities that have been recorded in the same year in which the intangible assets are separately identified.

Cash	$2,433
Accounts receivable	4,909
Inventory	107,690
Intangibles	92,414
Goodwill	57,230
Other assets	31,835
Accounts payable and accrued liabilities	(18,728)
Bank loan	(54,653)
Other liabilities	(64,980)
$158,150

Cash paid at acquisition	$157,150
Acquisition and other costs	1,000
$158,150

NOTE 4:

Restatement

The Company has determined that the $7.0 million received from Tiffany in fiscal 2005 to remove certain restrictions on the resale of Aber shares owned by Tiffany should be treated as a capital transaction rather than included in other income. The impact of this correction is to reduce fiscal 2005 other income by $7.0 million, or $0.12 per share (basic and fully diluted), and to create contributed surplus of $7.0 million. Accordingly, other income, net income and earnings per share for the year ended January 31, 2005 are restated to $2.6 million, $46.1 million, $0.80 basic earnings per share and $0.78 fully diluted earnings per share, respectively. Originally this amount was classified as an operating activity rather than a financing activity in the consolidated statement of cash flows. Accordingly, cash provided by operating activities in fiscal 2005 would decrease to $143.4 million and cash used in financing activities would decrease to $54.0 million. Retained earnings at the beginning of fiscal 2006 have been restated to reflect the above.

NOTE 5:

Cash Resources

	2007	2006

Diavik Joint Venture	$30,776	$10,523
Cash and cash equivalents	23,398	137,593
Total cash and cash equivalents	54,174	148,116
Cash collateral and cash reserves	51,448	14,276
Total cash resources	$105,622	$162,392

NOTE 6:

Inventory and Supplies

	2007	2006

Rough diamond inventory	$17,648	$21,612
Merchandise inventory	228,157	164,691
Supplies inventory	27,931	16,268
Total inventory and supplies	$273,736	$202,571

40   ANNUAL REPORT 2007

Notes to Consolidated Financial Statements ABER

NOTE 7:

Deferred Mineral Property Costs

			2007			2006
		Accumulated	Net		Accumulated	Net
	Cost	amortization	book value	Cost	amortization	book value

Diavik Mine	$265,217	$77,159	$188,058	$248,383	$52,016	$196,367

The Company holds a 40% ownership interest in the Diavik group of mineral claims, which contains commercially mineable diamond reserves. DDMI, a subsidiary of Rio Tinto plc, is the operator of the Joint Venture and holds the remaining 60% interest. The claims are subject to private royalties which are in the aggregate 2% of the value of production.

NOTE 8:

Capital Assets

			2007			2006
		Accumulated	Net		Accumulated	Net
	Cost	amortization	book value	Cost	amortization	book value
Diavik equipment and leaseholds (a)	$422,419	$101,912	$320,507	$337,020	$85,655	$251,365
Furniture, equipment and other (b)	20,193	9,530	10,663	14,900	7,126	7,774
Real property – land and building (c)	64,691	11,329	53,362	50,654	8,058	42,596
	$507,303	$122,771	$384,532	$402,574	$100,839	$301,735

(a)   Diavik equipment and leaseholds are project related assets at the Joint Venture level.

(b)   Furniture, equipment and other includes equipment located at the Company’s diamond sorting facility and at Harry Winston’s salons.

(c)    Real property is comprised of land and a building that houses the corporate activities of the Company and various leasehold improvements to Harry Winston’s salons and corporate offices.

NOTE 9:

Diavik Joint Venture

The following represents Aber’s 40% proportionate interest in the Joint Venture as at December 31, 2006 and 2005.

	2007	2006
Current assets	$66,037	$52,845
Long-term assets	477,753	408,967
Current liabilities	35,671	14,600
Long-term liabilities and participant’s account	508,119	447,212
Year ended:
Net expense	171,429	131,935
Cash flows resulting from operating activities	(76,828)	(89,490)
Cash flows resulting from financing activities	180,252	159,972
Cash flows resulting from investing activities	(100,467)	(67,762)

The Company is contingently liable for the other participant’s portion of the liabilities of the Joint Venture and to the extent the Company’s participating interest has increased because of the failure of the other participant to make a cash contribution when required, the Company would have access to an increased portion of the assets of the Joint Venture to settle these liabilities.

ANNUAL REPORT 2007   41

ABER Notes to Consolidated Financial Statements

NOTE 10:

Intangible Assets

			Accumulated
	Amortization period	Cost	amortization	2007 net	2006 net

Trademark	indefinite life	$112,995	$–	$112,995	$33,850
Drawings	indefinite life	12,365	–	12,365	5,200
Wholesale distribution network	120 months	5,575	(812)	4,763	2,042
Store leases	65 to 105 months	5,639	(1,442)	4,197	1,830
Intangible assets		$136,574	$(2,254)	$134,320	$42,922

Amortization expense for 2007 was $1.0 million (2006 - $0.7 million).

NOTE 11:

Deferred Charges and Other Assets

	2007	2006
Prepaid pricing discount (i), net of accumulated amortization of $3.1 million (2006 – $1.4 million)	$8,880	$10,322
Other assets	2,597	4,855
Financing, net of accumulated amortization of $2.7 million (2006 – $0.9 million)	2,623	2,927
Refundable security deposits	4,087	4,577
	$18,187	$22,681

(i)Prepaid pricing discount represents funds paid to Tiffany & Co. (“Tiffany”) by the Company to amend its rough diamond supply agreement. The amendment eliminated all pricing discounts on future sales. The payment has been deferred and is being amortized on a straight-line basis over the remaining life of the contract.

NOTE 12:

Long-Term Debt and Bank Advances

(i) Long-Term Debt

	2007	2006

Credit facility (a)	$158,140	$114,160
Harry Winston credit facilities (b)	114,782	62,460
First mortgage on real property	7,958	8,639
Total long-term debt	280,880	185,259
Less current portion	(95,434)	(27,915)
	$185,446	$157,344

(a) Credit Facility

During the fiscal year, Aber amended its existing credit facility to include a new senior secured term loan of $100.0 million. The entire amount of the new term facility was used to finance the acquisition of the remaining portion of Harry Winston. As the result of the new senior secured term loan, the Company’s credit agreement now includes two $100.0 million senior secured term facilities and a $75.0 million senior secured revolving facility. The facilities have underlying interest rates, which at the option of the Company are either LIBOR plus a spread of 1.25% to 2.375%, or US Base Rate plus a spread of 0.25% to 1.375%. The two senior secured term facilities have a final maturity date of December 15, 2008 and the senior secured revolving facility has a final maturity date of March 15, 2009. The senior secured revolving facility has a standby fee on undrawn amounts up to 1.5%, dependent on certain financial ratios, payable quarterly. The Company is required to comply with certain financial and non-financial covenants. Under the facilities, the Company is required to establish a debt reserve account of $25.0 million and an amount equal to the estimated operating expenses, maintenance capital expenditures and other capital expenditures of the Diavik Mine for 30 days following January 31, 2007. The effective interest at January 31, 2007 was 6.86%.

42   ANNUAL REPORT 2007

Notes to Consolidated Financial Statements ABER

Scheduled amortization of the Company’s senior secured term facility is over ten equal consecutive semi-annual installments commencing June 15, 2004. The scheduled repayment of the new term facility is over four equal consecutive semi-annual installments of $25.0 million commencing December 15, 2006. The maximum amount permitted to be drawn under the senior secured revolving facility is reduced by $12.5 million semi-annually, commencing September 2006. As at January 31, 2007, the Company had $95.6 million of senior secured term facilities and had $62.5 million drawn under its senior secured revolving facility. Interest and financing charges include interest incurred on long-term debt, as well as amortization of deferred financing charges.

(b) Harry Winston Credit Facilities

(i)   Harry Winston Inc. and Harry Winston Japan, K.K. amended its $85.0 million secured credit agreement on January 31, 2006 with a syndicated group of banks to increase it to $130.0 million on July 1, 2006. The credit agreement includes both a revolving line of credit and fixed rate loans. At January 31, 2007, $112.0 million had been drawn against the facility. The amount available under this facility is subject to availability determined using a borrowing formula based on certain assets owned by Harry Winston Inc. and Harry Winston Japan, K.K. The Harry Winston credit facility, which expires on March 31, 2008, has no scheduled repayments required before that date.

The credit agreement contains affirmative and negative financial and non-financial covenants, which apply to Harry Winston on a consolidated basis. These provisions include minimum net worth, minimum coverage of fixed charges, leverage ratio, minimum EBITDA and limitations on capital expenditures.  The outstanding borrowings under the credit facility are secured by inventory and accounts receivable of Harry Winston Inc. and inventory of Harry Winston Japan, K.K. with no guarantees or recourse to Aber. The common stock of Harry Winston Inc. and 65% of the common stock of Harry Winston’s foreign subsidiaries are also pledged to the bank to secure the loan.

The facility provides for fixed rate loans and floating rate loans, which bear interest at 2.25% above LIBOR and 1.00% above the bank’s prime rate, respectively. The effective interest rate at January 31, 2007 was 9.25% for the revolving line of credit loans and 7.73% for the fixed rate loans.

On November 1, 2006, the credit agreement was amended to provide for a temporary increase in the credit facility of $10.0 million to $140.0 million. Borrowings under the temporary facility for fixed rate loans and floating rate loans bear interest at 2.75% above LIBOR and 1.00% above the bank’s prime rate, respectively. The temporary credit facility expires on April 30, 2007 and is guaranteed by HW Holdings Inc. and its domestic subsidiaries and Aber Diamond Corporation. Under this agreement, $nil was outstanding at January 31, 2007.

(ii)  On March 21, 2006, Harry Winston S.A. entered into a 30-year loan agreement to finance the construction of a new watch factory in Geneva, Switzerland for $14.0 million. The watch factory has been pledged to secure the loan. The loan agreement bears interest at 3%. Under this agreement approximately $2.8 million is outstanding at January 31, 2007.

(c) Required Principal Repayments

2007	$95,434
2008	165,892
2009	13,008
2010	549
2011	594
Thereafter	5,403
$280,880

(ii) Bank Advances

The Company operates two other revolving financing facilities. The Company has available $45.0 million (utilization in either US dollars or Euros) and $10.0 million for inventory and receivables funding in connection with marketing activities through its Belgian subsidiary, Aber International N.V. and its Israeli subsidiary, Aber Diamond Israel 2006 Ltd., respectively. Borrowings under the Belgium facility bear interest at the bank’s base rate plus 1.5% and borrowings under the Israeli facility bear interest at LIBOR plus 1%. At January 31, 2007, $24.1 million was drawn under these two facilities. The Belgium facility has an annual commitment fee of 0.75% per annum. Both facilities are guaranteed by Aber Diamond Corporation.

Harry Winston Japan, K.K. maintains unsecured credit agreements with two banks each amounting to Yen 350 million (US $2.9 million). The credit facilities bear interest at 2.125% and 1.925% per annum and expire on April 27, 2007 and December 28, 2007, respectively. Under these agreements, bank advances of $5.7 million were outstanding at January 31, 2007.

ANNUAL REPORT 2007   43

ABER Notes to Consolidated Financial Statements

NOTE 13:

Income Tax

The future income tax asset of the Company is $50.7 million, of which $19.4 million relates to Harry Winston. Included in the future tax asset is $15.3 million that has been recorded to recognize the benefit of $48.2 million of net operating losses that Harry Winston has available for carry forward to shelter income taxes for future years. The net operating losses are scheduled to expire between 2021 and 2027.

The future income tax liability of the Company is $333.5 million of which $82.3 million relates to Harry Winston. Harry Winston’s future income tax liabilities include $61.5 million from the purchase price allocation. The Company’s future income tax asset and liability accounts are revalued to take into consideration the change in the Canadian dollar compared to the US dollar and the unrealized foreign exchange gain or loss is recorded in net earnings for each year.

(a) The income tax provision consists of the following:

	2007	2006

Current expense	$14,763	$9,337
Future expense	20,067	59,784
	$34,830	$69,121

(b) The tax effects of temporary differences that give rise to significant portions of the future tax assets and liabilities at January 31, 2007 and 2006 are as follows:

	2007	2006

Future income tax assets:
Net operating loss carryforwards	$36,589	$24,162
Capital assets	770	738
Future site restoration costs	6,948	7,208
Other future income tax assets	11,533	4,837
Gross future income tax assets	55,840	36,945
Valuation allowance	(5,095)	(4,972)
Future income tax assets	50,745	31,973
Future income tax liabilities:
Deferred mineral property costs	(78,852)	(117,649)
Capital assets	(102,261)	(97,501)
Retail inventory	(19,530)	(17,317)
Goodwill	(61,460)	(20,644)
Unrealized foreign exchange gains	(871)	(2,285)
Other future income tax liabilities	(70,524)	(2,378)
Future income tax liabilities	(333,498)	(257,774)
Future income tax liability, net	$(282,753)	$(225,801)

(c)          The difference between the amount of the reported consolidated income tax provision and the amount computed by multiplying the earnings (loss) before income taxes by the statutory tax rate of 37% (2006 — 40%) is a result of the following:

	2007	2006

Expected income tax expense	$51,605	$61,495
Resource allowance	–	(1,318)
Non-deductible (non-taxable) items	(2,694)	5,063
Large Corporations Tax	–	940
Northwest Territories mining royalty	13,420	13,995
Impact on changes in future corporate income tax rates	(16,949)	–
Earnings subject to tax different than statutory rate	(7,965)	(6,832)
Losses for which benefit not recognized (recognized)	407	(2,372)
Other	(2,994)	(1,850)
Recorded income tax expense	$34,830	$69,121

(d) The Company has net operating loss carryforwards for Canadian income tax purposes of approximately $45.4 million. Harry Winston has net operating loss carryforwards for US income tax purposes of $48.2 million.

NOTE 14:

Future Site Restoration Costs

	2007	2006

At February 1, 2006 and 2005	$15,316	$13,855
Revision of previous estimates	–	744
Accretion of provision	1,884	717
At January 31, 2007 and 2006	$17,200	$15,316

The Joint Venture has an obligation under various agreements (note 18) to reclaim and restore the lands disturbed by its mining operations.

The Company’s share of the total undiscounted amount of the future cash flows that will be required to settle the obligation incurred at January 31, 2007 is estimated to be $26.5 million of which approximately $11.4 million is expected to occur at the end of the mine life. The anticipated cash flows relating to the obligation at the time of the obligation have been discounted at a credit adjusted risk-free interest rate of 5.57%.

44   ANNUAL REPORT 2007

Notes to Consolidated Financial Statements ABER

NOTE 15:

Share Capital

(a) Authorized

Unlimited common shares without par value.

(b) Issued

	Number of shares	Amount

Balance, January 31, 2005	57,918,279	$293,990
Shares issued for:
Share buyback	(150,000)	(757)
Exercise of options	365,501	7,419
Balance, January 31, 2006	58,133,780	$300,652
Shares issued for:
Exercise of options	226,975	4,513
Balance, January 31, 2007	58,360,755	$305,165

During fiscal 2006, the Toronto Stock Exchange (“TSX”) accepted the Company’s notice of intention to proceed with a normal course issuer bid (“NCIB”) to allow the Company to buy back a percentage of its shares on the open market. The notice filed with the TSX provided that the Company may purchase, through the facilities of the TSX over a one-year period, up to a total of 5% of its outstanding shares, representing 2,850,000 shares. The notice has now expired. Purchases made by the Company were in accordance with the rules and policies of the TSX and the prices that the Company paid were the market price of such shares at the time of acquisition thereof. All shares purchased were cancelled. The excess of the price of common shares repurchased over the stated value has been allocated to retained earnings.

(c) Stock Options

Under the Employee Stock Option Plan, approved in February 2001, the Company may grant options for up to 4,500,000 shares of common stock. Options may be granted to any director, officer, employee or consultant of the Company or any of its affiliates. Options granted to directors vest immediately and options granted to officers, employees or consultants vest over three to four years. The maximum term of an option is ten years. The number of shares reserved for issuance to any one optionee pursuant to options cannot exceed 2% of the issued and outstanding common shares of the Company at the date of grant of such options.

The exercise price of each option cannot be less than the fair market value of the shares on the last trading day preceding the date of the grant.

The Company’s shares are primarily traded on a Canadian dollar based exchange, and accordingly stock option information is presented in Canadian dollars, with conversion to US dollars at the average exchange rate for the year.

Changes in share options outstanding are as follows:

			2007			2006
	Options	Weighted average	exercise price	Options	Weighted average	exercise price
	000s	CDN$	US$	000s	CDN$	US$
Outstanding, beginning of year	1,959	$23.34	$20.49	2,342	$23.52	$18.95
Granted	–	–	–	10	36.83	31.18
Exercised	(227)	14.65	12.90	(366)	18.76	15.63
Expired	(101)	41.39	36.49	(27)	26.49	22.07
	1,631	$23.43	$20.63	1,959	$23.34	$20.49

The following summarizes information about stock options outstanding at January 31, 2007:

	Options outstanding			Options exercisable
		Weighted	Weighted		Weighted
		average	average		average
	Number	remaining	exercise	Number	exercise
Range of exercise prices	outstanding	contractual	price	exercisable	price
CDN$	000s	life in years	CDN$	000s	CDN$

$9.10–$9.15	268	2.8	$9.15	268	$9.15
10.60–12.45	302	3.9	12.36	302	12.36
17.50–17.50	39	4.8	17.50	39	17.50
23.35–29.25	677	5.6	25.36	603	25.23
36.38–40.00	110	6.9	39.67	78	39.88
41.45-41.95	236	7.4	41.66	118	41.66
	1,631		$23.43	1,408	$21.38

ANNUAL REPORT 2007   45

ABER Notes to Consolidated Financial Statements

(d) Stock-Based Compensation

The Company applies the fair value method to all grants of stock options.

The fair value of options granted during the years ended January 31, 2007 and 2006 was estimated using a Black-Scholes option pricing model with the following weighted average assumptions. The Company has not granted any options since October 2005.

	2007	2006

Risk-free interest rate	–	3.81%
Dividend yield	–	0.77%
Volatility factor (i)	–	25.97%
Expected life of the options	–	3.6 years
Average fair value per option, CDN	–	$8.48
Average fair value per option, US	–	$7.06

(i)Volatility factor is based on the Company’s historical share price but not including share price information preceding the Company’s announcement of securing project financing for the Diavik Project.

(e) RSU and DSU Plans

Number of units

Balance, January 31, 2005	74,148
Awards during the year (net):
RSU	45,615
DSU	25,275
Balance, January 31, 2006	145,038
Awards during the year (net):
RSU	70,431
DSU	18,070
Balance, January 31, 2007	233,539

During the fiscal year, the Company granted 70,431 RSUs (net of decreases) and 18,070 DSUs under an employee and director incentive compensation program, respectively. The RSU and DSU Plans are full value phantom shares that mirror the value of Aber’s publicly traded common shares.

Grants under the RSU Plan are on a discretionary basis to employees of the Company subject to Board of Director approval. Each RSU grant vests on the third anniversary of the grant date, subject to special rules for death and disability. The Company anticipates paying out cash on maturity of RSUs and DSUs.

Only non-executive directors of the Company are eligible for grants under the DSU Plan. Each DSU grant vests immediately on the grant date.

The expenses related to the RSUs and DSUs are accrued based on the price of Aber’s common shares at the end of the period and on the probability of vesting. This expense is recognized on a straight-line basis over the term of the grant. The Company recognized an expense of $3.1 million (2006 – $2.6 million) for the twelve months ended January 31, 2007.

NOTE 16:

Earnings per Share

The following table sets forth the computation of diluted earnings per share:

	2007	2006

Numerator:
Net earnings for the year	$104,269	$81,253
Denominator (thousands of shares):
Weighted average number of shares outstanding	58,257	57,957
Dilutive effect of employee stock options	1,022	864
	59,279	58,821
Number of anti-dilutive options	–	–

46   ANNUAL REPORT 2007

Notes to Consolidated Financial Statements ABER

Note 17:

Commitments and Guarantees

(a) Environmental Agreement

Through negotiations of environmental and other agreements, the Joint Venture must provide funding for the Environmental Monitoring Advisory Board. Aber’s share of this funding requirement was $0.2 million for calendar 2006. Further funding will be required in future years; however, specific amounts have not yet been determined. These agreements also state the Joint Venture must provide security deposits for the performance by the Joint Venture of its reclamation and abandonment obligations under all environmental laws and regulations. Aber’s share of the Joint Venture’s letters of credit outstanding with respect to the environmental agreements as at January 31, 2007 was $44.0 million. The agreement specifically provides that these funding requirements will be reduced by amounts incurred by the Joint Venture on reclamation and abandonment activities.

(b) Participation Agreements

The Joint Venture has signed participation agreements with various native groups. These agreements are expected to contribute to the social, economic and cultural well-being of the Aboriginal bands. The agreements are each for an initial term of twelve years and shall be automatically renewed on terms to be agreed for successive periods of six years thereafter until termination. The agreements terminate in the event the mine permanently ceases to operate.

(c) Commitments

Commitments include the cumulative maximum funding commitments secured by letters of credit of the Joint Venture’s environmental and participation agreements at Aber’s 40% share, before any reduction of future reclamation activities, and future minimum annual rentals under non-cancellable operating and capital leases for retail salons and corporate office space, and are as follows:

2008	$66,599
2009	78,344
2010	79,813
2011	79,843
2012	77,063
Thereafter	130,597

Note 18:
Employee Benefit Plans

	Year ended	Year ended
	January 31,	January 31,
Expense for the year	2007	2006

Defined benefit pension plan at Harry Winston (a)	$61	$119
Defined contribution plan at Harry Winston (b)	389	323
Defined contribution plan at the Diavik Mine (b)	701	564
	$1,151	$1,006

(a) Defined Benefit Pension Plan

Harry Winston sponsors a defined benefit pension plan covering substantially all of its employees based in the United States. The benefits are based on years of service and the employee’s compensation. In April 2001, Harry Winston amended its defined benefit pension plan. The amendment froze plan participation effective April 30, 2001. Harry Winston’s funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. Plan assets consisted primarily of fixed income, equity and other short-term investments. Certain foreign subsidiaries of Harry Winston have separate pension plan arrangements, which are fully funded at January 31, 2007. The plan assets and benefit obligations were valued as of January 1, 2007. The next valuation is scheduled for January 1, 2008.

(i)               Information about Harry Winston’s defined benefit plans are as follows:

	2007	2006

Accrued benefit obligation:
Balance, beginning of year	$11,835	$11,609
Interest cost	623	652
Actuarial loss	410	171
Effects of changes in assumptions	(278)	289
Benefits paid	(806)	(886)
Balance, end of year	11,784	11,835
Plan assets:
Fair value, beginning of year	9,594	8,485
Actual return on plan assets	1,203	927
Employer contributions	583	1,069
Benefits paid	(806)	(887)
Fair value, end of year	10,574	9,594
Funded status – plan deficit (included in accrued liabilities)	$(1,210)	$(2,241)

(ii)           Plan assets

The asset allocation of Harry Winston’s pension benefits at January 31, 2007 were as follows:

	2007	2006

Asset category:
Cash equivalents	3%	4%
Equity securities	72%	76%
Fixed income securities	22%	19%
Other	3%	1%
Total	100%	100%

ANNUAL REPORT 2007   47

ABER Notes to Consolidated Financial Statements

(iii) The significant assumptions used are as follows:

	2007	2006
Accrued benefit obligation:
Discount rate	5.75%	5.50%
Expected long-term rate of return	7.50%	7.50%
Benefit costs for the year:
Discount rate	5.50%	5.50%
Expected long-term rate of return on plan assets	7.50%	7.50%
Rate of compensation increase	0.00%	0.00%

Harry Winston’s overall expected long-term rate of return on assets is 7.50%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The return is based exclusively on historical returns, without adjustments.

(iv)  Harry Winston expects to contribute $0.6 million to its pension plan in calendar 2007

The benefits of $0.9 million are expected to be paid in each calendar year from 2007 to 2011. The aggregate benefits expected to be paid in the five calendar years from 2012 to 2016 are $3.9 million. The expected benefits are based on the same assumptions used to measure Harry Winston’s benefit obligation at January 31, 2007.

(b)      Defined Contribution Plan

Harry Winston has a defined contribution 401(k) plan covering substantially all employees in the United States that provides employer-matching contributions based on amounts contributed by an employee, up to 50% of the first 6% of the employee’s salary. Employees must meet minimum service requirements and be employed on December 31 of each year in order to receive this matching contribution.

The Joint Venture sponsors a defined contribution plan whereby the employer contributes 6% of the employee’s salary. The cost of the Joint Venture’s contributions for the fiscal year was $1.7 million (2006 – $1.4 million).

(c)       Deferred Compensation Plan

On January 28, 2005, the Board of Directors of Harry Winston Inc. approved an Equity Participation Plan (the “Plan”) for certain executives of Harry Winston. The Plan involves “Phantom Stock” awards, as defined in the executives’ employment agreements, which are payable in cash. These awards are split into a 40% time-vested award and a 60% cliff-vested award. The value of the award for each executive is calculated as a percentage of return on investment, as defined in the agreements as the excess of the fair value of Harry Winston at the date of calculation, over the fair value of Harry Winston at April 2, 2004, adjusted for certain items as defined in the agreements. The 40% time-vested award vests on the six annual anniversaries of each executive’s designated start date and over the six-year period, the vesting percentages are 0%, 0%, 10%, 10%, 10% and 10%, respectively. The 60% cliff-vested award vests in full on the date that Aber becomes the acquirer of 100% of the common stock of Harry Winston. The executives must remain employed by Harry Winston through the vesting dates in order for the awards to vest. Both awards would vest immediately upon the date of any future change in control as defined in the employment agreements. On September 29, 2006, Aber acquired 100% of the common stock of Harry Winston. As a result, the cliff-vested award has vested. At January 31, 2007, Harry Winston has recorded a liability of $7.2 million relating to the Plan.

At January 21, 2007 and 2006, Harry Winston has recorded a liability of $4.8 million and $2.9 million, respectively, in connection with a deferred compensation plan for a key executive. According to the terms of this plan, the executive is entitled to deferred compensation of $5.0 million, which vests in equal installments on the first through the third anniversaries of the executive’s first day of employment with Harry Winston. On each vesting date, the vested portion of the deferred compensation will be paid to the executive unless the executive provides Harry Winston with prior written notice to defer receipt of all or a portion of the vested portion of the deferred compensation. All such vested amounts deferred at the request of the executive will be distributed to the executive upon the executive’s termination of employment with Harry Winston. The deferred compensation bears interest at LIBOR.

Note 19:
Related Parties

Transactions with related parties for the fiscal year include $1.8 million payable (2006 – $1.7 million) of rent relating to the New York salon, payable to a Harry Winston employee.

Note 20:
Segmented Information

The Company operates in two segments within the diamond industry, mining and retail, as of January 31, 2007.

The mining segment consists of the Company’s rough diamond business. This business includes the 40% interest in the Diavik group of mineral claims and the sale of rough diamonds in the market-place.

The retail segment consists of the Company’s ownership in Harry Winston. This segment consists of the marketing of fine jewelry and watches on a worldwide basis.

48    ANNUAL REPORT 2007

Notes to Consolidated Financial Statements ABER

For the twelve months ended January 31, 2007	Mining	Retail	Total

Revenue
Canada	$332,573	$–	$332,573
United States	–	97,989	97,989
Europe	–	75,092	75,092
Asia	–	53,139	53,139
Cost of sales	166,879	118,619	285,498
	165,694	107,601	273,295
Selling, general and administrative expenses	21,222	105,314	126,536
Earnings from operations	144,472	2,287	146,759
Interest and financing expenses	(13,008)	(8,142)	(21,150)
Other income/(expense)	5,323	(242)	5,081
Foreign exchange gain/(loss)	9,775	(991)	8,784
Segmented earnings before income taxes	$146,562	$(7,088)	$139,474
Segmented assets as at January 31, 2007
Canada	$731,194	$–	$731,194
United States	–	451,934	451,934
Other foreign countries	14,775	90,011	104,786
	$745,969	$541,945	$1,287,914
Goodwill as at January 31, 2007	$–	$98,142	$98,142
Capital expenditures	$100,325	$19,579	$119,904
Other significant non-cash items:
Income tax expense	$22,972	$(2,905)	$20,067

For the twelve months ended January 31, 2006	Mining	Retail	Total

Revenue
Canada	$314,073	$–	$314,073
United States	–	75,212	75,212
Europe	–	66,279	66,279
Asia	–	49,670	49,670
Cost of sales	129,061	93,546	222,607
	185,012	97,615	282,627
Selling, general and administrative expenses	21,129	85,819	106,948
Earnings from operations	163,883	11,796	175,679
Interest and financing expenses	(10,150)	(4,783)	(14,933)
Other income/(expense)	4,352	(19)	4,333
Foreign exchange loss	(10,488)	(855)	(11,343)
Segmented earnings before income taxes	$147,597	$6,139	$153,736
Segmented assets as at January 31, 2006
Canada	$706,431	$–	$706,431
United States	–	255,424	255,424
Other foreign countries	19,515	62,243	81,758
	$725,946	$317,667	$1,043,613
Goodwill as at January 31, 2007	$–	$41,966	$41,966
Capital expenditures	$37,743	$14,931	$52,674
Other significant non-cash items:
Income tax expense	$61,677	$(1,893)	$59,784

Sales to one customer in the mining segment totalled $29.0 million (2006 – $23.0 million) for the fiscal year.

ANNUAL REPORT 2007    49

ABER Notes to Consolidated Financial Statements

Note 21:
Differences Between Canadian and United States Generally Accepted Accounting Principles

These financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada. Except as set out below, these financial statements also comply, in all material aspects, with accounting principles generally accepted in the US and the rules and regulations of the Securities Exchange Commission. The following tables reconcile results as reported under Canadian GAAP with those that would have been reported under US GAAP.

		Canadian GAAP	US GAAP
Consolidated Balance Sheets		2007	2007

Balance sheet:
Mining interests (a)		$188,058	$134,489
Accounts payable and accrued liabilities (b)		124,747	124,172
Future income tax liability, net (b)		282,753	257,798
Shareholders’ equity (b)		501,728	473,689

	Canadian GAAP	US GAAP	US GAAP
	2006	2006	2006
		As previously	Restated (e)
		reported
Balance sheet:
Mining interests (a)	$196,367	$144,761	$144,761
Long-term debt (e)	157,344	170,505	157,344
Future income tax liability, net	225,801	196,802	196,802
Shareholders’ equity (e)	451,893	411,949	425,110

Consolidated Statements of Earnings		2007	2006
Earnings for the year, Canadian GAAP		$104,269	$81,253
Amortization(c)		(1,963)	4,730
Future income taxes		(3,809)	3,742
Earnings for the year, US GAAP		$98,497	$89,725

Basic earnings per share		$1.69	$1.55
Diluted earnings per share		$1.66	$1.53

50    ANNUAL REPORT 2007

Notes to Consolidated Financial Statements ABER

Consolidated Statement of Cash Flows	2007	2006
		Restated (d)

Cash provided by (used in):
Operating, Canadian GAAP	$177,565	$161,824
Net earnings	(5,772)	8,472
Items not involving cash:
Amortization and accretion (c)	1,963	(4,730)
Future income taxes	3,809	(3,742)
Cash provided by (used in):
Operating, US GAAP	177,565	161,824

Cash provided by (used in):
Financing, Canadian GAAP	60,422	(233)

Repayment of promissory note (d)	–	(51,059)
Cash provided by (used in):
Financing, US GAAP	60,422	(51,292)

Cash provided by (used in):
Investing, Canadian GAAP	(332,231)	(140,887)

Repayment of promissory note (d)	–	51,059
Cash provided by (used in):	(332,231)	(89,828)
Investing, US GAAP
Foreign exchange effect on cash balances	302	3,816

Increase/(decrease) in cash and cash equivalents	(93,942)	24,520
Cash and cash equivalents, beginning of year	148,116	123,596
Cash and cash equivalents, end of year	$54,174	$148,116

(a)      Expenditures on Mining Interests Prior to the Establishment of Proven and Probable Reserves

Effective February 1, 1999, the Company changed its method of accounting for costs on unproven properties under US GAAP from capitalizing all expenditures to expensing all costs prior to the completion of a definitive feasibility study which establishes proven and probable reserves. Upon commencement of commercial production, certain mineral property costs were reclassified to capital assets and inventory, for both Canadian and US GAAP purposes.

There is no difference in the calculation of reserves for the periods presented under Canadian or US GAAP. The calculation follows the requirements of the Canadian Securities Administrators National Instrument 43-101 Standards of Disclosure for Mineral Project as well as the definitional guidance of Industry Guide 7 as required under US GAAP.

(b)      Accounting for Defined Benefit Pension and Other Postretirement Plans

For US GAAP purposes, the Company has adopted FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans (“FASB 158”), issued in September 2006. For the year ended January 31, 2007, a liability for pension benefits of $1.2 million is reported under accounts payable and accrued liabilities for Canadian GAAP purposes. Accounting under FASB 158 results in the following balance sheet reclassifications for fiscal 2007: a decrease of $0.6 million in accounts payable and accrued liabilities, an increase in future income tax liability of $0.2 million and an increase in accumulated other comprehensive income (loss) of $0.4 million.

ANNUAL REPORT 2007    51

ABER Notes to Consolidated Financial Statements

(c)       Amortization of Deferred Mineral Property

For US GAAP purposes, the start-up phase ended effective February 1, 2003 versus August 1, 2003 for Canadian GAAP purposes. Under US GAAP, the production stage is deemed to have begun when saleable minerals are extracted from an ore body, regardless of the level of production. In addition, exploration costs are expensed during the production stage for US GAAP purposes but may be capitalized under Canadian GAAP.

For Canadian GAAP purposes, the net book value of deferred mineral properties will always be higher than for US GAAP purposes due to the capitalization of costs incurred in the first and second quarters of fiscal 2004 for Canadian GAAP purposes. This results in lower amortization under US GAAP, which is offset by the expensing of exploration costs for US GAAP purposes. Amortization pertaining to items deferred for Canadian GAAP purposes during the first and second quarters of fiscal 2004 was added back to net earnings for US GAAP purposes in subsequent fiscal periods.

(d)      Repayment of Promissory Note

For US GAAP purposes, the fiscal 2006 repayment of a promissory note relating to the acquisition of 51% of Harry Winton in April 2004 was previously reported under investing activity, consistent with Canadian GAAP. Aber has amended the fiscal 2006 repayment as a financing activity in accordance with FASB 95, Statement of Cash Flows (“FASB 95”). Under footnote 6 of FASB 95, subsequent principal payments on debt directly related to the seller must be reported as financing cash outflows.

(e)       US Functional Currency

For Canadian GAAP purposes, the US dollar became the functional currency for the Company at August 1, 2003. For US GAAP purposes, the Company originally reported that the US dollar was adopted as the functional currency at February 1, 2003. The Company believes that the effective date for adopting the US dollar as functional currency should be the same under Canadian and US GAAP. Accordingly, the US GAAP statements have been restated to reflect August 1, 2003 as the date of adoption. The impact of this change was $13.2 million of foreign exchange on monetary items recognized under US GAAP in fiscal 2004 with an increase to retained earnings.

(f)          Impact of Recent United States
Accounting Pronouncements

Accounting for Stock-Based Payment

On February 1, 2006, the Company adopted FASB Statement No. 123R (“FASB 123R”) which includes in its scope stock options, Restricted Share Units (“RSUs”) and Deferred Share Units (“DSUs”). According to FASB 123R, the accounting for share-based payment arrangements are classified as either liability or equity. Equity-classified awards are measured at grant-date fair value and are not subsequently remeasured. Historically, the Company has measured the fair value of stock options granted at the date of grant using a Black-Scholes option pricing model incorporating assumptions regarding risk-free interest rates, dividend yield, volatility factor of the expected market price of the Company’s stock, and a weighted average expected life of the options. The estimated fair value of the options is recorded on a straight-line basis over the vesting period. Therefore, the adoption of FASB 123R has had a minimal impact on the financial statements of the Company.

Liability-classified awards are remeasured to fair value at each balance sheet date until the award is settled. Historically, the Company has remeasured its liability-classified awards to intrinsic value at each reporting period. The compensation cost for each period until settlement is based on the percentage of requisite service that has been rendered at the reporting date in fair value of the instrument for each reporting period. Therefore, the adoption of FASB 123R has had a minimal impact on the financial statements of the Company. The Company has adopted FASB 123R for US GAAP accounting purposes only.

52    ANNUAL REPORT 2007

Notes to Consolidated Financial Statements ABER

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

In September 2006, FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans (“FASB 158”), which requires employers to fully recognize the obligations associated with single-employer defined benefit pension plans, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s postretirement benefit plan (difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements.

FASB 158 requires an employer to:

a)             Recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for the plan’s underfunded status.

b)             Recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FASB Statement No. 87, Employers’ Accounting for Pensions, or No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions.

c)              Measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end balance sheet.

d)             Disclose in the notes to financial statements additional information about certain effects of net periodic benefit cost for the next fiscal year that arise from delayed recognition of gains or losses, prior service costs or credit, and transition asset or obligation.

The requirement to recognize the funded status of a benefit plan and the disclosure requirement are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company has adopted FASB 158 for US GAAP reporting purposes only.

Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 addresses the multiple methods used to quantify financial statement misstatements and evaluate the accumulation of misstatements. SAB 108 requires registrants to evaluate prior period misstatements using both a balance sheet approach (“iron curtain method”) and an income statement approach (“rollover method”). SAB 108 is effective for interim and annual periods ending after November 15, 2006. SAB 108 allows a one-time transitional cumulative effect adjustment to retained earnings as of February 1, 2006 for errors that were previously deemed not material, but would be material under the requirement of SAB 108. As required by SAB 108, the Company has re-evaluated prior period immaterial misstatements using both the iron curtain and rollover methods. Based upon the results of the evaluation, the Company did not identify any material errors or misstatements that were previously deemed not material under either method. The Company has adopted SAB 108 for Canadian and US GAAP reporting purposes.

Accounting for Uncertainty in Income Taxes

In June 2006, FASB issued FIN 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The interpretation is effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings. The Company is currently assessing the impact of this new standard on the financial statements.

ANNUAL REPORT 2007    53

ABER

Diavik Diamond Mine Mineral Reserve
and Mineral Resource Statement

as of December 31, 2006

Proven and Probable Reserves

			Proven			Probable	Proven and Probable
Open Pit and Underground Mining	Millions of tonnes	Carats per tonne	Millions of carats	Millions of tonnes	Carats per tonne	Millions of carats	Millions of tonnes	Carats per tonne	Millions of carats

A-154 South	3.6	4.8	17.4	3.8	4.8	17.9	7.4	4.8	35.4
A-154 North	3.1	2.1	6.4	5.9	1.9	11.5	9.0	2.0	17.9
A-418	4.9	3.3	16.1	3.3	3.8	12.4	8.2	3.5	28.5
Total	11.6	3.4	39.9	12.9	3.2	41.8	24.5	3.3	81.7

Note: Totals may not add up due to rounding

Additional inferred resources

			Inferred resources
Kimberlite Pipe	Millions of tonnes	Carats per tonne	Millions of carats

A-154 South	0.6	3.9	2.3
A-154 North	1.7	2.3	3.9
A-418	0.6	4.2	2.3
A-21	4.8	3.0	14.6
Total	7.7	3.0	23.1

Note: Totals may not add up due to rounding

The above mineral reserve and mineral resource statement was prepared by Diavik Diamond Mines, Inc. operator of the Diavik Mine, under the supervision of Calvin Yip, P.Eng., Manager, Strategic Planning of Diavik Diamond Mines Inc., a Qualified Person within the meaning of National Instrument 43-101 of the Canadian Securities Administrators.

For further details and information concerning Aber’s Mineral Reserves and Resources, readers should reference Aber’s Annual Information Form available through www.sedar.com and www.aber.ca

54    ANNUAL REPORT 2007

ABER

Senior Officers and Management

ROBERT A. GANNICOTT	JAMES R.W. POUNDS	KEVIN P. MARCHANT	RAYMOND N. SIMPSON
Chief Executive Officer	Senior Vice President,	Vice President, Production	Vice President, Corporate Development
Diamond Management
THOMAS J. O’NEILL		GREG R. RIEVELEY	LYLE R. HEPBURN
President, Aber and	MICHAEL A. BALLANTYNE	Vice President,	Corporate Secretary
Chief Executive Officer,	Vice President, Northwest Territories	Internal Audit & Business Development
Harry Winston, Inc.			WENDY W.T. KEI
	BETH BANDLER	PETER C. SCHNEIRLA	Corporate Controller
ALICE A. MURPHY	Vice President & General Counsel	Vice President & Gemologist, Aber and
Vice President &		Vice Chairman, Harry Winston, Inc.
Chief Financial Oficer	HARSH B. DALAL
Vice President, Sales

Harry Winston Locations

As of March 2007

NEW YORK	BAL HARBOUR	LONDON	TOKYO – OMOTESANDO
718 Fifth Avenue	Bal Harbour Shops	171 New Bond Street	Omotesando Hills
New York, New York 10019	9700 Collins Avenue, Suite 151	London, England WIS-4RD	4-12-10, Jingumae Shibuya-ku
Tel: 212.245.2000	Bal Harbour, Florida 33154	Tel: 44.207.907.8800	Tokyo, Japan 150-0001
	Tel: 786.206.6657		Tel: 81.3.5785.0440
BEVERLY HILLS		PARIS
310 North Rodeo Drive	HONOLULU	29 Avenue Montaigne	OSAKA
Beverly Hills, California 90210	ALA Moana Center	75008 Paris, France	Midosuji HHK Building
Tel: 310.271.8554	1450 Ala Moana Blvd, Suite 2094	Tel: 33.1.4720.0309	3-10-25 Minami-Semba
	Honolulu, Hawaii 96814		Chuo-Ku, Osaka City,
LAS VEGAS	Tel: 808.791.4000	GENEVA	Osaka, Japan
The Forum Shops at Caesars		24 Quai General Guisan	Tel: 81.06.6281.8855
3500 Las Vegas Blvd South, Suite R25	Toll free number for United States:	1204 Geneva, Switzerland
Las Vegas, Nevada 89109	1.800.988.4110	Tel: 41.22.818.2000	TAIPEI
Tel: 702.933.7370			Regent Hotel
		TOKYO – GINZA	2nd Fl., No 41, Sec 2,
DALLAS		1-8-14 Ginza, Chuo-Ku	Chung Shan N Road
19 Highland Park Village		Tokyo, Japan 104-0061	104 Taipei, Taiwan
Dallas, Texas 75205		Tel: 81.3.3535.6441	Tel: 886.2.2521.7808
Tel: 214.647.5830
TOKYO – MIDTOWN
Roppongi District
9-7-3, Akasaka, Minato-Ku
Tokyo, Japan 107-0052
Tel: 81.3.5413.3400

ANNUAL REPORT 2007    55

ABER

Shareholder Information

Board of Directors	Transfer Agent &	Legal	Aber Offices
Registrar
ROBERT A. GANNICOTT		STIKEMAN ELLIOTT LLP	CORPORATE OFFICE
Chairman &	Please direct inquiries concerning	Barristers & Solicitors	Aber Diamond Corporation
Chief Executive Officer, Aber	shares, share transfers, dividend	Suite 5300,	P.O Box 4569, Station A
Director since June 1992	payments and change of address	Commerce Court West	Toronto, Ontario, Canada
	to the Transfer Agent:	Toronto, Ontario, Canada	M5W 4T9
LARS-ERIC JOHANSSON		M5L 1B9	Tel: 416.362.2237
Lead Director of the Board	CIBC MELLON		Fax: 416.362.2230
Director since June 2003	TRUST COMPANY	Stock Exchanges &	e-mail: aber@aber.ca
	P.O. Box 7010	Symbols	www.aber.ca
LYNDON LEA	Adelaide Street Postal Station
Managing Partner, Lion Capital LLP	Toronto, Ontario, Canada	Toronto Stock Exchange: ABZ	BELGIUM SALES OFFICE
Director since December 2004	M5C 2W9	NASDAQ: ABER	Aber International N.V.
	Toll free within Canada and		Diamantclub Van Antwerpen
LAURENT E. MOMMEJA	United States:	Capitalization	Suite 760,
President, Castille Investissements,	1.800.387.0825	(as of March 31, 2007):	62 Pelikaanstraat
a subsidiary of	Tel: 416.643.5500	Authorized – unlimited	Antwerp 2018, Belgium
Hermès International S.A.	Fax: 416.643.5501	Issued – 58,362,198	Tel: +32.3.225.5315
Director since June 2004	e-mail: inquiries@cibcmellon.com		Fax: +32.3.233.2165
	www.cibcmellon.com	Dividends on Aber Diamond
THOMAS J. O’NEILL		Corporation Common Stock,	INDIA SALES OFFICE
President, Aber and	Annual Meeting	subject to declaration by the	Aber India Private Limited
Chief Executive Officer,	of Shareholders	Company’s Board of Directors,	606 C Wing, Dharam Palace
Harry Winston, Inc.		are typically paid quarterly.	101–103, N.S. Patkar Marg
Director since July 2002	THE TORONTO		Mumbai 400 007, India
	BOARD OF TRADE	Investor Relations	Tel: +91.22.236.99004
J. ROGER B. PHILLIMORE	1 First Canadian Place		Fax: +91.22.236.92299
Corporate Director	Toronto, Ontario, Canada	Tel: 416.362.2237 ext. 244
Director since November 1994	Wednesday, June 6, 2007	e-mail: investor@aber.ca	ISRAEL SALES OFFICE
	10:00 AM		Aber Diamond Israel 2006 Ltd.
JOHN M.WILLSON			Maccabi Building
Corporate Director	Auditors		1 Jabontinsky Street, Suite 1441
Director since January 2005			Ramat Gan, 52520, Israel
	KPMG LLP		Tel: 972.3.613.2424
	Chartered Accountants		Fax: 972.3.613.2040
Suite 3300,
	Commerce Court West		HARRY WINSTON INC.
	Toronto, Ontario, Canada		Corporate Office
	M5L 1B2		1330 Avenue of the Americas
New York, New York 10019
Tel: 212.315.7900
Fax: 212.581.2612
www.harrywinston.com

Aber StockTrading History

	Feb. 1, 2006 to Jan. 31, 2007		Feb. 1, 2005 to Jan. 31, 2006
	TSX CDN$	NASDAQ US$	TSX CDN$	NASDAQ US$
High	49.35	43.14	48.25	42.81
Low	32.64	27.08	31.50	25.15
Close	45.35	38.55	46.52	41.85
Average daily volume	182,480	29,006	135,991	16,547

56    ANNUAL REPORT 2007